Exhibit 4.1
Execution Copy

MDC PARTNERS INC.,

THE NOTE GUARANTORS PARTY HERETO

AND

THE BANK OF NEW YORK MELLON,

AS TRUSTEE

11% SENIOR NOTES DUE 2016

INDENTURE

Dated as of October 23, 2009

TABLE OF CONTENTS

i

EXHIBIT A	FORM OF NOTE

EXHIBIT B	FORM OF CERTIFICATE FOR TRANSFER PURSUANT TO REGULATION S

EXHIBIT C	FORM OF CERTIFICATE FOR TRANSFER PURSUANT TO RULE 144

EXHIBIT D	FORM OF SUPPLEMENTAL INDENTURE FOR ADDITIONAL NOTE GUARANTEE

INDENTURE, dated as of October 23, 2009, among MDC Partners Inc., a corporation continued under the laws of Canada (the “Company”), the Note Guarantors party hereto and The Bank of New York Mellon, a New York banking corporation, as Trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Company’s 11% Senior Notes due 2016 issued hereunder.

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1.  Definitions.

“Acceleration Declaration” has the meaning assigned to it in Section 6.2(a).

“Acceptable Commitment” has the meaning assigned to it in Section 3.12(b).

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or is assumed in connection with the acquisition of assets from such Person.  Such Indebtedness will be deemed to have been Incurred at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or a Restricted Subsidiary or at the time such Indebtedness is assumed in connection with the acquisition of assets from such Person.

“Additional Amounts” has the meaning assigned to it in Section 3.22(a).

“Additional Interest” means all additional interest owing on the Notes pursuant to a Registration Rights Agreement.

“Additional Note Board Resolutions” has the meaning assigned to it in Section 2.14(b).

“Additional Note Guarantee” has the meaning assigned to it in Section 10.7.

“Additional Note Guarantor” has the meaning assigned to it in Section 10.7.

“Additional Note Supplemental Indenture” means a supplement to this Indenture duly executed and delivered by the Company, each Note Guarantor and the Trustee pursuant to Article IX, providing for the issuance of Additional Notes.

“Additional Notes” means the Notes originally issued after the Issue Date pursuant to Section 2.14, including any replacement Notes and any Exchange Notes as specified in the relevant Additional Note Board Resolutions or Additional Note Supplemental Indenture issued therefor in accordance with this Indenture.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control.  For purposes of this definition, the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction” has the meaning assigned to it in Section 3.13.

“Agent Members” has the meaning assigned to it in Section 2.6(b).

“Applicable Premium” has the meaning assigned to it in Section 5 of the Form of Reverse Side of Note contained in Exhibit A.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in a Global Note, the rules and procedures of DTC, Euroclear and Clearstream that apply to such transfer or exchange.

“Applicable Provisions” has the meaning assigned to it in Section 10.2(a).

“Asset Acquisition” means:

(1)           an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary, or will be merged with or into the Company or any Restricted Subsidiary;

(2)           the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business; or

(3)           any Revocation with respect to an Unrestricted Subsidiary.

“Asset Sale” means any direct or indirect sale, disposition, issuance, conveyance, transfer, lease, assignment or other transfer, including a Sale and Leaseback Transaction (each, a “disposition”) by the Company or any Restricted Subsidiary of:

(a)           any Capital Stock other than Capital Stock of the Company; or

(b)           any property or assets (other than cash, Cash Equivalents or Capital Stock) of the Company or any Restricted Subsidiary;

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)           the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries as permitted under Section 4.1;

(2)           a disposition of inventory, obsolete or worn-out equipment or accounts receivable in the ordinary course of business;

(3)           dispositions of assets or Capital Stock in any transaction or series of related transactions with an aggregate Fair Market Value not to exceed $5.0 million;

(4)           for purposes of Section 3.12 only, the making of Restricted Payments permitted under Section 3.10 or Permitted Investments;

(5)           a disposition to the Company or a Restricted Subsidiary, including a Person that is or will become a Restricted Subsidiary immediately after the disposition; provided that this clause (5) applies only to (i) a disposition to the Company or a Wholly Owned Subsidiary, (ii) a disposition between Restricted Subsidiaries that are not Wholly Owned Subsidiaries so long as the Company owns, directly or indirectly, an equal or greater percentage of the economic and voting interests in the Capital Stock of the transferee as it does in respect of the transferor or (iii) a merger or consolidation between one or more Restricted Subsidiaries that are not Wholly Owned Subsidiaries;

(6)           the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;  provided that, such lease constitutes an operating lease;

(7)           foreclosures, condemnation or any similar action on assets;

(8)           the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(9)           any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(10)          the creation of a Lien permitted under this Indenture (other than a deemed Lien in connection with a Sale and Leaseback Transaction); and

(11)          any issuance to management of any Restricted Subsidiary of the Company of profit interests in such Restricted Subsidiary not to exceed 10.0% of the economic or voting interests of the Capital Stock of such Restricted Subsidiary.

“Asset Sale Offer” has the meaning assigned to it in Section 3.12(c).

“Asset Sale Offer Amount” has the meaning assigned to it in Section 3.12(c).

“Asset Sale Offer Notice” means notice of an Asset Sale Offer made pursuant to Section 3.12, which notice shall govern the terms of the Asset Sale Offer, and shall state:

(1)           the circumstances of the Asset Sale or Sales, the Net Cash Proceeds of which are included in the Asset Sale Offer, that an Asset Sale Offer is being made pursuant to Section 3.12, and that all Notes that are timely tendered will be accepted for payment;

(2)           the Asset Sale Offer Amount and the Asset Sale Offer Payment Date, which date shall be a Business Day no earlier than 30 days nor later than 60 days from the date the Asset Sale Offer Notice is mailed (other than as may be required by law);

(3)           that any Notes or portions thereof not tendered or accepted for payment will remain outstanding and continue to accrue interest;

(4)           that, unless the Company defaults in the payment of the Asset Sale Offer Amount with respect thereto, all Notes or portions thereof accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest from and after the Asset Sale Offer Payment Date;

(5)           that any Holder electing to have any Notes or portions thereof purchased pursuant to the Asset Sale Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent at the address specified in the Asset Sale Offer Notice prior to the close of business on the third Business Day preceding the Asset Sale Offer Payment Date;

(6)           that any Holder shall be entitled to withdraw such election if the Paying Agent receives, not later than the close of business on the 30th day following the date the Asset Sale Offer Notice is mailed, a facsimile transmission or letter, setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing such Holder’s election to have such Notes or portions thereof purchased pursuant to the Asset Sale Offer;

(7)           that any Holder electing to have Notes purchased pursuant to the Asset Sale Offer must specify the principal amount that is being tendered for purchase, which principal amount must be $2,000 or an integral multiple of $1,000 in excess thereof;

(8)           that any Holder of Certificated Notes whose Certificated Notes are being purchased only in part will be issued new Certificated Notes equal in principal amount to the unpurchased portion of the Certificated Note or Notes surrendered, which unpurchased portion will be equal in principal amount to $2,000 or an integral multiple of $1,000 in excess thereof;

(9)           that the Trustee will return to the Holder of a Global Note that is being purchased in part, such Global Note with a notation on the schedule of increases or decreases thereof adjusting the principal amount thereof to be equal to the unpurchased portion of such Global Note; and

(10)          any other information, as determined by the Company, necessary to enable any Holder to tender Notes and to have such Notes purchased pursuant to Section 3.12.

“Asset Sale Offer Payment Date” has the meaning assigned to it in Section 3.12(e).

“Asset Sale Transaction” means any Asset Sale and, whether or not constituting an Asset Sale, (1) any sale or other disposition of Capital Stock of a Restricted Subsidiary and (2) any Designation with respect to an Unrestricted Subsidiary.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, as at any time of determination, the present value (discounted at the interest rate reasonably determined in good faith by a responsible financial or accounting officer of the Company to be the interest rate implicit in such Sale and Leaseback Transaction in accordance with GAAP) of the total Obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Authenticating Agent” has the meaning assigned to it in Section 2.2(b).

“Authorized Agent” has the meaning assigned to it in Section 11.7(c).

“Bank Credit Facility” means the credit agreement dated as of October 23, 2009 among the Company, Maxxcom Inc. (US), as borrower, the lenders from time to time party thereto, and Wells Fargo Foothill, LLC and all amendments thereto, together with the related documents thereto (including, without limitation, any Guarantee agreements and security documents), as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified or replaced from time to time by one or more credit agreements or any indentures or commercial paper facilities, including any agreement or indenture adding Subsidiaries of the Company as additional borrowers or guarantors thereunder or extending the maturity of, refinancing, replacing, increasing the amount outstanding or otherwise restructuring all or any portion of the Indebtedness under such agreement(s) or any successor or replacement agreement(s) and whether by the same or any other agent, lender or group of lenders or investors.

“Bankruptcy Event of Default” means:

(1)           the entry by a court of competent jurisdiction of:  (i) a decree or order for relief in respect of any Bankruptcy Party in an involuntary case or proceeding under any Bankruptcy Law or (ii) a decree or order (A) adjudging any Bankruptcy Party a bankrupt or insolvent, (B) approving as properly filed a petition seeking reorganization, examinership, arrangement, adjustment or composition of, or in respect of, any Bankruptcy Party under any Bankruptcy Law, (C) appointing a Custodian of any Bankruptcy Party or of any substantial part of the property of any Bankruptcy Party, or (D) ordering the winding-up or liquidation of the affairs of any Bankruptcy Party, and in each case, the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive calendar days; or

(2)           (i) the commencement by any Bankruptcy Party of a voluntary case or proceeding under any Bankruptcy Law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, (ii) the consent by any Bankruptcy Party to the entry of a decree or order for relief in respect of any Bankruptcy Party in an involuntary case or proceeding under any Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against any Bankruptcy Party, (iii) the filing by any Bankruptcy Party of a petition or answer or consent seeking reorganization, examinership or relief under any Bankruptcy Law, (iv) the consent by any Bankruptcy Party to the filing of such petition or to the appointment of or taking possession by a Custodian of any Bankruptcy Party or of any substantial part of the property of any Bankruptcy Party, (v) the making by any Bankruptcy Party of an assignment for the benefit of creditors, (vi) the admission by any Bankruptcy Party in writing of its inability to pay its debts generally as they become due, or (vii) the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company in furtherance of any action referred to in clauses (i) through (vi) above, or (viii) the taking of corporate action by any Bankruptcy Party in furtherance of any action referred to in clauses (i) through (vii) above.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state, Canadian, provincial or other non-U.S. law for the relief of debtors.

“Bankruptcy Party” means the Company and any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

“Board of Directors” means, with respect to any Person, the board of directors, management committee or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law, regulation or executive order to close in New York City.

“Capital Stock” means:

(1)           with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person;

(2)           with respect to any Person that is not a corporation, any and all partnership or other equity or ownership interests of such Person; and

(3)           any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

“Capitalized Lease Obligations” means, with respect to any Person, the Obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP.  For purposes of this definition, the amount of such Obligations at any date will be the capitalized amount of such Obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1)           marketable direct obligations issued by, or unconditionally guaranteed by, the U.S. government or issued by any agency thereof and backed by the full faith and credit of the United States, Canada, the United Kingdom or any European Union central bank, in each case maturing within one year from the date of acquisition thereof;

(2)           marketable direct obligations issued by any state of the United States or province of Canada or any political subdivision of any such state or province or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(3)           commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4)           demand deposits, certificates of deposit, time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or Canada or any state or province thereof or the District of Columbia, the United Kingdom or any country of the European Union or any U.S. or Canadian branch of a non-U.S. or Canadian bank having at the date of acquisition thereof combined capital and surplus of not less than $500 million (or the equivalent thereof);

(5)           repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clauses (2) and (4) above; and

(6)           investments in money market funds which invest substantially all of their assets in securities of the types described in clauses (1) through (5) above.

“Cash Management Arrangements” means (a) the advance of cash on hand by Restricted Subsidiaries of the Company on a regular basis to one or more pooled deposit or sweep accounts maintained by the Company with one or more financial institutions (“Cash Management Financial Institutions”) for the purpose of funding the operations of the Company and its Restricted Subsidiaries and other corporate purposes, (b) the advance of cash on hand or borrowed by the Company from one or more of the pooled deposit or sweep accounts maintained by the Company with one or more financial institutions to one or more of the Restricted Subsidiaries of the Company for the purpose of funding the operations of the Restricted Subsidiaries and (c) one or more overdraft facilities between the Company and one or more Cash Management Financial Institutions based on cash deposited with them.

“Cash Management Financial Institution” has the meaning assigned to it in the definition of “Cash Management Arrangements.”

“Certificated Note” means any Note issued in fully-registered certificated form (other than a Global Note), which shall be substantially in the form of Exhibit A, with appropriate legends as specified in Section 2.7 and Exhibit A.

“Change of Control” means the occurrence of one or more of the following events:

(1)           any “person” or “group” (as defined below) of related persons other than one or more of the Permitted Holders is or becomes the “beneficial owner” (as defined below) directly or indirectly, in the aggregate of more than 50% of the total voting power of the Voting Stock of the Company (including a Successor Company, if applicable);

(2)           during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company, together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

(3)           the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company, whether or not otherwise in compliance with the provisions of this Indenture;

(4)           the Company consolidates with, or merges with or into, another Person, or the Company sells, conveys, assigns, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company, determined on a consolidated basis, to any Person, other than a transaction where the Person or Persons that, immediately prior to such transaction beneficially owned the outstanding Voting Stock of the Company are, by virtue of such prior ownership, the beneficial owners in the aggregate of a majority of the total voting power of the then outstanding Voting Stock of the surviving or transferee Person (or if such surviving or transferee Person is a direct or indirect wholly-owned subsidiary of another Person, such Person who is the ultimate parent entity), in each case whether or not such transaction is otherwise in compliance with this Indenture; or

(5)           (i) the Company ceases to own, directly or through one or more Note Guarantors, a majority of the economic and voting power of the Capital Stock of Crispin Porter, (ii) Crispin Porter ceases to be a Restricted Subsidiary or (iii) there is a disposition of all or substantially all of the assets of Crispin Porter.

For purposes of this definition:

(a)           “beneficial owner” has the meaning specified in Rules 13d-3 and 13d-5 under the Exchange Act, except that any person or group will be deemed to have beneficial ownership of all securities that such person or group or has the right to acquire by conversion or exercise of other securities, whether such right is exercisable immediately or only after the passage of time (“beneficially own” and “beneficially owned” will have corresponding meanings); and

(b)           “person” and “group” have the meanings for “person” and “group” as used in Sections 13(d) and 14(d) of the Exchange Act.

“Change of Control Notice” means notice of a Change of Control Offer made pursuant to Section 3.21, which notice shall govern the terms of the Change of Control Offer and shall state:

(1)           that a Change of Control has occurred, the circumstances or events causing such Change of Control and that a Change of Control Offer is being made pursuant to Section 3.21, and that all Notes that are timely tendered will be accepted for payment;

(2)           the Change of Control Payment, and the Change of Control Payment Date, which date shall be a Business Day no earlier than 30 days nor later than 60 days subsequent to the date such notice is mailed (other than as may be required by law);

(3)           that any Notes or portions thereof not tendered or accepted for payment will remain outstanding and continue to accrue interest;

(4)           that, unless the Company defaults in the payment of the Change of Control Payment with respect thereto, all Notes or portions thereof accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest from and after the Change of Control Payment Date;

(5)           that any Holder electing to have any Notes or portions thereof purchased pursuant to a Change of Control Offer will be required to tender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent at the address specified in the Change of Control Notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)           that any Holder shall be entitled to withdraw such election if the Paying Agent receives, not later than the close of business on the 30th day following the date the Change of Control Notice is mailed, a facsimile transmission or letter, setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing such Holder’s election to have such Notes or portions thereof purchased pursuant to the Change of Control Offer;

(7)           that any Holder electing to have Notes purchased pursuant to the Change of Control Offer must specify the principal amount that is being tendered for purchase, which principal amount must be $2,000 or an integral multiple of $1,000 in excess thereof;

(8)           that any Holder of Certificated Notes whose Certificated Notes are being purchased only in part will be issued new Certificated Notes equal in principal amount to the unpurchased portion of the Certificated Note or Notes surrendered, which unpurchased portion will be equal in principal amount to $2,000 or an integral multiple of $1,000 in excess thereof;

(9)           that the Trustee will return to the Holder of a Global Note that is being purchased in part, such Global Note with a notation on the schedule of increases or decreases thereof adjusting the principal amount thereof to be equal to the unpurchased portion of such Global Note; and

(10)           any other information, as determined by the Company, necessary to enable any Holder to tender Notes and to have such Notes purchased pursuant to Section 3.21.

“Change of Control Offer” has the meaning assigned to it in Section 3.21(b).

“Change of Control Payment” has the meaning assigned to it in Section 3.21(a).

“Change of Control Payment Date” has the meaning assigned to it in Section 3.21(b).

“Clearstream” means Clearsteam Banking, société anonyme, or the successor to its securities clearance and settlement operations.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission, or any successor agency thereto with respect to the regulation or registration of securities in the United States.

“Commodity Agreement” means, with respect to any Person, the Obligations of such Person under any commodity swap agreement, commodity cap agreement or commodity collar agreement.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common equity interests, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common equity interests.

“Company” means the party named as such in the introductory paragraph to this Indenture and its successors and assigns, including any Successor Company which becomes such in accordance with Article IV.

“Company Order” has the meaning assigned to it in Section 2.2(c).

“Consolidated EBITDA” means, with respect to any Person for any period, Consolidated Net Income for such Person for such period, plus the following, without duplication, to the extent deducted or added in calculating such Consolidated Net Income:

(1)           Consolidated Income Tax Expense for such Person for such period;

(2)           Consolidated Net Interest Expense for such Person for such period (for the avoidance of doubt, after reduction for interest income as set forth in the definition of “Consolidated Net Interest Expense”); and

(3)           depreciation, amortization and other non-cash debits and losses for such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) for such period;

less, without duplication:

(a)           all non-cash credits and gains increasing Consolidated Net Income for such Person for such period; and

(b)           all cash payments made by such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period.

“Consolidated Income Tax Expense” means, with respect to any Person for any period, the provision for U.S. federal, state, local and non-U.S. income taxes payable by the Company and its Subsidiaries (Restricted Subsidiaries in the case of the Company) for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period:

(1)           the sum of the aggregate of cash and non-cash interest expense of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) for such period determined on a consolidated basis in accordance with GAAP, including, without limitation, the following for such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company), whether or not interest expense in accordance with GAAP:

(a)           any amortization or accretion of debt discount or any interest paid on Indebtedness of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) in the form of additional Indebtedness,

(b)           any amortization of deferred financing costs (excluding any write-off of deferred financing costs in respect of Indebtedness repaid with the net proceeds of the Notes issued on the Issue Date),

(c)           the sum of (A) losses for such period on Hedging Obligations (to the extent not otherwise included in interest expense) and (B) the upfront costs or fees for such period associated with Hedging Obligations (to the extent not included in interest expense),

(d)           all capitalized interest,

(e)           the interest portion of any deferred payment obligation, provided that any deferred acquisition consideration, whether contingent or not, including in respect of earn-out obligations, will be deemed to bear interest at the highest rate payable on borrowings under the Bank Credit Facility at the relevant time or, if no Bank Credit Facility exists, at the rate borne by the Notes on the amount thereof determined in accordance with the last sentence of the definition of Indebtedness,

(f)           commissions, discounts and other fees and charges Incurred in respect of letters of credit or bankers’ acceptances,

(g)           any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries (Restricted Subsidiaries in the case of the Company) or secured by a Lien on the assets of such Person or one of its  Subsidiaries (Restricted Subsidiaries in the case of the Company), whether or not such Guarantee or Lien is called upon,

(h)           the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) during such period, and

(i)           dividends paid or accrued on Disqualified Stock of such Person or any of its Subsidiaries (Restricted Subsidiaries, in the case of the Company) or on Preferred Stock of Subsidiaries of such Person (Restricted Subsidiaries, in the case of the Company); minus

(2)           for such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) as determined in accordance with GAAP, gains for such period on Hedging Obligations (to the extent not included in interest income and to the extent not deducted in the calculation of interest expense).

“Consolidated Leverage Ratio” means, with respect to any Person as of any date of determination, the ratio of the aggregate amount of Consolidated Total Indebtedness of such Person as of such date to Consolidated EBITDA of such Person for the four most recent full fiscal quarters for which financial statements are available ending prior to the date of such determination (the “Four Quarter Period”).  For purposes of this definition, “Consolidated Total Indebtedness” and “Consolidated EBITDA” will be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)           (A) the Incurrence, repayment or redemption of any Indebtedness (including Acquired Indebtedness) of such Person or any of its Subsidiaries (Restricted Subsidiaries, in the case of the Company), and the application of the proceeds thereof, including the Incurrence of any Indebtedness (including Acquired Indebtedness), and the application of the proceeds thereof, giving rise to the need to make such determination, and (B) the issuance or repurchase of Preferred Stock of a Subsidiary of such Person (a Restricted Subsidiary, in the case of the Company) and the application of the proceeds thereof, in each case occurring during such Four Quarter Period or at any time subsequent to the last day of such Four Quarter Period and on or prior to such date of determination, to the extent, in the case of an Incurrence, such Indebtedness is outstanding on the date of determination, as if such Incurrence, and the application of the proceeds thereof, repayment or redemption occurred on the first day of such Four Quarter Period and, in the case of issuance of Preferred Stock, as if such issuance, and the application of the proceeds thereof or repurchase occurred on the first day of such Four Quarter Period; and

(2)           any Asset Sale Transaction or Asset Acquisition by such Person or any of its Subsidiaries (Restricted Subsidiaries, in the case of the Company), including any Asset Sale Transaction or Asset Acquisition giving rise to the need to make such determination, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to such date of determination, as if such Asset Sale Transaction or Asset Acquisition occurred on the first day of the Four Quarter Period; provided that whenever pro forma effect is to be given to any Asset Sale Transaction or Asset Acquisition, the pro forma calculations shall be made or approved in good faith by the principal financial or accounting officer of the Company and any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company as set forth in an Officers’ Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from any such Asset Sale Transaction or Asset Acquisition; provided, however, that, notwithstanding anything herein to the contrary, the amount of projected operating expense reductions, operating improvements and synergies included in any such pro forma calculation for any Asset Sale Transaction or Asset Acquisition shall not exceed 10% of the revenue for any Four Quarter Period of, or attributable to, the relevant business, assets or Person being sold or acquired, as applicable.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) attributable to such Person for such period on a consolidated basis, determined in accordance with GAAP; provided that there will be excluded therefrom:

(1)           any extraordinary, unusual or non-recurring gains or losses or gains or losses from Asset Sales;

(2)           restructuring charges;

(3)           any tax refunds, net operating losses or other net tax benefits;

(4)           effects of discontinued operations;

(5)           non-cash impairment charges;

(6)           non-cash stock based compensation expenses;

(7)           the net income (loss) of any Person, other than such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company), except for cash distributions from Persons that are not Subsidiaries of such Person not included in the definition of “Investment Return”;

(8)           for purposes of calculating Consolidated Net Income in determining Consolidated EBITDA pursuant to clause (3) of Section 3.10(a) only, the net income (or loss) of a Successor Company prior to assuming the Company’s Obligations under this Indenture and the Notes pursuant to Section 4.1;

(9)           the net income (but not loss) of any Subsidiary of such Person (Restricted Subsidiary in the case of the Company) to the extent that a corresponding amount could not be distributed to such Person at the date of determination as a result of any restriction pursuant to the constituent documents of such Subsidiary (Restricted Subsidiary in the case of the Company) or any law, regulation, agreement or judgment applicable to any such distribution, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(10)         any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(11)         any adjustment (positive or negative) relating to the deferred purchase price of property (including, without limitation, deferred acquisition consideration) arising from Asset Acquisitions specified in clause (1) or (2) of the definition thereof or Investments;

(12)         any third party expenses directly related to Asset Acquisitions specified in clause (1) or (2) of the definition thereof that would have been capitalized under GAAP as in effect on December 31, 2008; and

(13)         the cumulative effect of changes in accounting principles.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, Consolidated Interest Expense of such Person for such period, minus the interest income of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) for such period as determined in accordance with GAAP.

“Consolidated Total Indebtedness” means, with respect to any Person as of any date of determination, an amount equal to the sum of (A) the aggregate amount (without duplication) of all Indebtedness of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) outstanding at such time (excluding Indebtedness specified in Section 3.8(b)(16)) and (B) the greater of the aggregate liquidation preference and aggregate maximum fixed repurchase price of any Preferred Stock of Subsidiaries (Restricted Subsidiaries, in the case of the Company) of such Person, in each case determined on a consolidated basis in accordance with GAAP.

“Convertible Debentures” means the Company’s 8% convertible unsecured subordinated debentures due June 30, 2010.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date hereof is located at 101 Barclay Street, 8W, New York, New York 10286, Attention:  Corporate Trust Division - Corporate Finance Unit, or such other address as the Trustee may designate from time to time by notice to the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Company).

“Covenant Defeasance” has the meaning assigned to it in Section 8.1(c).

“Covenant Suspension Date” means the first date following the Issue Date or any Reversion Date on which (A) the Notes have Investment Grade Rating from both Rating Agencies and (B) there does not exist a Default or Event of Default.

“Crispin Porter” means Crispin Porter & Bogusky LLC or any Person that is a successor to its business.

“Custodian” means any receiver, trustee, examiner, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Currency Agreement” means, in respect of any Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party designed to hedge foreign currency risk of such Person.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Defaulted Interest” has the meaning assigned to it in Section 1 of the Form of Reverse Side of Note contained in Exhibit A.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designation” has the meaning assigned to it in Section 3.19(a).  “Designate,” “Designated” and “Designating” will have the corresponding meanings.

“Designation Amount” has the meaning assigned to it in Section 3.19(a).

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in any case, on or prior to the date that is one year after the final maturity date of the Notes.  For the avoidance of doubt, “Disqualified Capital Stock” shall not include equity interests of minority holders of Capital Stock of Restricted Subsidiaries of the Company by virtue of put and call arrangements.

“Distribution Compliance Period” means, in respect of any Regulation S Global Note (or Certificated Note issued in respect thereof pursuant to Section 2.6(c)), the 40 consecutive days beginning on and including the later of (A) the day on which any Notes represented thereby are offered to persons other than distributors (as defined in Regulation S) pursuant to Regulation S and (B) the issue date for such Notes.

“DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depositary institution hereinafter appointed by the Company that is a clearing agency registered under the Exchange Act.

“Equity Offering” means a public or private issuance or sale of Capital Stock (other than Disqualified Capital Stock) of the Company other than pursuant to any employment, director or consulting contract or pursuant to any employee, director or consultant benefit, stock option, share ownership or similar plan or program.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System, or its successor in such capacity.

“Event of Default” has the meaning assigned to it in Section 6.1.

“Excess Proceeds” has the meaning assigned to it in Section 3.12(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Exchange Notes” means debt securities of the Company, guaranteed by the Note Guarantors, substantially identical in all material respects to Notes originally issued pursuant to an exemption from registration under the Securities Act (except that the transfer restrictions pertaining thereto will be modified or eliminated, as appropriate), to be issued pursuant to this Indenture pursuant to a Registered Exchange Offer for a like principal amount of Notes originally issued pursuant to an exemption from registration under the Securities Act, and any replacement Notes issued therefor in accordance with this Indenture.

“Exchange Offer Registration Statement” shall have the meaning assigned to such term (or any substantially similar term) in the Issue Date Registration Rights Agreement and any other Registration Rights Agreement.

“Excluded Holder” has the meaning assigned to it in Section 3.22(a).

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.

“Four Quarter Period” has the meaning assigned to it in the definition of “Consolidated Leverage Ratio.”

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Global Note” means any Note issued in fully registered form to DTC (or its nominee), as depositary for the beneficial owners thereof, which shall be substantially in the form of Exhibit A, with appropriate legends as specified in Section 2.7 and Exhibit A.

“Guarantee” means any Obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person:

(1)           to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness of such other Person, whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, or

(2)           entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part, provided that “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.  “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning assigned to it in Section 10.1(a).

“Hedging Obligations” means the Obligations of any Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means the Person in whose name a Note is registered in the Note Register.

“Incur” means, with respect to any Indebtedness, Lien or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), grant, assume, Guarantee or otherwise become liable.  “Incurrence,” “Incurred” and “Incurring” will have corresponding meanings.

“Indebtedness” means, with respect to any Person, without duplication:

(1)           all Obligations of such Person for borrowed money;

(2)           all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)           all Capitalized Lease Obligations of such Person;

(4)           all Obligations of such Person issued or assumed as the deferred purchase price of property (including, without limitation, deferred acquisition consideration in respect of any Capital Stock or business), all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable, including corporate credit card charges in respect thereof, and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5)           all letters of credit, banker’s acceptances or similar credit transactions, including reimbursement Obligations in respect thereof;

(6)           Guarantees and other contingent Obligations of such Person in respect of Indebtedness referred to in clauses (1) through (4) above and clauses (7), (8) and (9) below;

(7)           all Indebtedness of any other Person of the type referred to in clauses (1) through (6) which is secured by any Lien on any property or asset of such Person, the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the Indebtedness so secured;

(8)           Obligations under Hedging Obligations of such Person;

(9)           all liabilities recorded on the balance sheet of such Person in connection with a sale or other disposition of accounts receivables and related assets; and

(10)         all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; provided that:

(a)           if the Disqualified Capital Stock does not have a fixed repurchase price, such maximum fixed repurchase price will be calculated in accordance with the terms of the Disqualified Capital Stock as if the Disqualified Capital Stock were purchased on any date on which Indebtedness will be required to be determined pursuant to this Indenture; and

(b)           if the maximum fixed repurchase price is based upon, or measured by, the Fair Market Value of the Disqualified Capital Stock, the fair market value will be the Fair Market Value thereof.

The amount of the Indebtedness in respect of any Hedging Obligations at any time shall be equal to the amount payable as a result of the termination of such Hedging Obligations at such time.  The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional Obligations as described above and, with respect to contingent Obligations, the maximum liability upon the occurrence of the contingency giving rise to the Obligation, and shall be:

(1)           the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)           the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time, including the Exhibits hereto.

“Independent Financial Advisor” means an accounting firm, appraisal firm, investment banking firm or consultant of nationally recognized standing that is, in the judgment of the Company’s Board of Directors, qualified to perform the task for which it has been engaged and which is independent in connection with the relevant transaction.

“Interest Payment Date” means the stated due date of a regular installment of interest on the Notes as specified in the Form of Face of Note contained in Exhibit A.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) and/or other types of hedging agreements designed to hedge interest rate risk of such Person.

“Investment” means, with respect to any Person, any:

(1)           direct or indirect loan, advance or other extension of credit (including, without limitation, a Guarantee) to any other Person,

(2)           capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to any other Person, or

(3)           any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person.

“Investment” will exclude accounts receivable, deposits, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business.  “Invest,” “Investing” and “Invested” will have corresponding meanings.

For purposes of the definition of “Unrestricted Subsidiary” and Section 3.10, the Company will be deemed to have made an “Investment” in an Unrestricted Subsidiary at the time of its Designation, which will be valued at the Fair Market Value of the sum of the net assets of such Unrestricted Subsidiary multiplied by the percentage equity ownership of the Company and its Restricted Subsidiaries in such Designated Unrestricted Subsidiary at the time of its Designation and the amount of any Indebtedness of such Unrestricted Subsidiary owed to the Company or any Restricted Subsidiary immediately following such Designation.  Any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer.  If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of a Restricted Subsidiary (including any issuance and sale of Capital Stock by a Restricted Subsidiary) such that, after giving effect to any such sale or disposition, such Restricted Subsidiary would cease to be a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to sum of the Fair Market Value of the Capital Stock of such former Restricted Subsidiary held by the Company or any Restricted Subsidiary immediately following such sale or other disposition and the amount of any Indebtedness of such former Restricted Subsidiary Guaranteed by the Company or any Restricted Subsidiary or owed to the Company or any other Restricted Subsidiary immediately following such sale or other disposition.  The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person.  Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made without giving effect to subsequent changes in value.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or equivalent) by S&P, or equivalent rating by any other Rating Agency.

“Investment Return” means, in respect of any Investment (other than a Permitted Investment) made after the Issue Date by the Company or any Restricted Subsidiary:

(1)          the cash proceeds received by the Company upon the sale, liquidation or repayment of such Investment or, in the case of a Guarantee, the amount of the Guarantee upon the unconditional release of the Company and its Restricted Subsidiaries in full, less any payments previously made by the Company or any Restricted Subsidiary in respect of such Guarantee;

(2)          in the case of the Revocation of the Designation of an Unrestricted Subsidiary, an amount equal to the lesser of:

(a)           the Company’s Investment in such Unrestricted Subsidiary at the time of such Revocation;

(b)           that portion of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time of Revocation that is proportionate to the Company’s equity interest in such Unrestricted Subsidiary at the time of Revocation; and

(c)           the Designation Amount with respect to such Unrestricted Subsidiary upon its Designation which was treated as a Restricted Payment; and

(3)          in the event the Company or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, the existing Investment of the Company and its Restricted Subsidiaries in such Person, in the case of each of clause (1), (2) and (3) above, up to the amount of such Investment that was treated as a Restricted Payment under Section 3.10(a) less the amount of any previous Investment Return in respect of such Investment.

“Issue Date” means the first date of issuance of Notes under this Indenture.

“Issue Date Notes” means the $225,000,000 aggregate principal amount of Notes originally issued on the Issue Date, and any replacement Notes and Exchange Notes issued therefor in accordance with this Indenture.

“Issue Date Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, between the Company, the Note Guarantors and Goldman, Sachs & Co., William Blair & Company, L.L.C., BMO Capital Markets Corp., J.P. Morgan Securities Inc., Jefferies & Company, Inc., RBC Capital Markets Corporation, Scotia Capital (USA) Inc. and UBS Securities LLC, as Initial Purchasers with respect to the Notes.

“Legal Defeasance” has the meaning assigned to it in Section 8.1(b).

“Legal Holiday” has the meaning assigned to it in Section 11.6.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest); provided that, the lessee in respect of a Capitalized Lease Obligation or Sale and Leaseback Transaction will be deemed to have Incurred a Lien on the property leased thereunder; provided further that in no event shall an operating lease entered into in the ordinary course of business be deemed to constitute a Lien.

“Maturity Date” means November 1, 2016.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration or payments in respect of deferred payment Obligations when received in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries from such Asset Sale, net of:

(1)          reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2)          taxes paid or payable in respect of such Asset Sale after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3)          repayment of Indebtedness secured by a Lien permitted under this Indenture that is required to be repaid in connection with such Asset Sale; and

(4)          appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification Obligations associated with such Asset Sale, but excluding any reserves with respect to Indebtedness.

“Non-U.S. Beneficial Ownership Certification” has the meaning assigned to it in Section 2.1(e).

“Non-U.S. Person” means a person who is not a U.S. person, as defined in Regulation S.

“Note Custodian” means the custodian with respect to any Global Note appointed by DTC, or any successor Person thereto, and shall initially be the Trustee.

“Note Guarantee” means any guarantee of the Company’s Obligations under this Indenture and the Notes provided by each Note Guarantor pursuant to Article X.

“Note Guarantor” means any Restricted Subsidiary which provides a Note Guarantee pursuant to this Indenture until such time as its Note Guarantee is released in accordance with this Indenture.  As of the date hereof, the parties signatory hereto as Note Guarantors as identified on the signature page to this Indenture shall be the initial Note Guarantors.

“Note Register” has the meaning assigned to it in Section 2.3(a).

“Notes” means the Company’s 11% Senior Notes due 2016 issued and authenticated pursuant to this Indenture (including, without limitation, Additional Notes and Exchange Notes).

“Obligations” means, with respect to any Indebtedness, any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursements, damages, and other liabilities payable under the documentation governing such Indebtedness, including, in the case of the Notes and the Note Guarantees, this Indenture and the Registration Rights Agreement.

“Offering Circular” means the offering circular, dated October 20, 2009, relating to the sale of the Notes.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the Secretary or any Assistant Secretary of such Person.

“Officers’ Certificate” means a certificate signed by any two Officers of the Company, at least one of whom must be its Chairman of the Board of Directors, its Chief Executive Officer, its President, its Chief Financial Officer, its Chief Accounting Officer, its Treasurer or its Controller, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion of counsel, who may be an employee of or counsel for the Company and who shall be reasonably acceptable to the Trustee.

“Outstanding” means, as of the date of determination, all Notes theretofor authenticated and delivered under this Indenture, except:

(i)           Notes theretofor canceled by the Trustee or delivered to the Trustee for cancellation;

(ii)          Notes, or portions thereof, for the payment, redemption or, in the case of an Asset Sale Offer or Change of Control Offer, purchase of which, money in the necessary amount has been theretofor deposited with the Trustee or any Paying Agent (other than the Company, a Note Guarantor or an Affiliate of the Company) in trust or set aside and segregated in trust by the Company, a Note Guarantor or an Affiliate of the Company (if the Company, such Note Guarantor or such Affiliate is acting as the Paying Agent) for the Holders of such Notes; provided that, if Notes (or portions thereof) are to be redeemed or purchased, notice of such redemption or purchase has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

(iii)         Notes which have been surrendered pursuant to Section 2.10 or Notes in exchange for which or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Notes are held by a bona fide purchaser in whose hands such Notes are valid Obligations of the Company; and

(iv)        solely to the extent provided in Article VIII, Notes which are subject to Legal Defeasance or Covenant Defeasance as provided in Article VIII;

provided, however, that in determining whether the Holders of the requisite aggregate principal amount of the Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company, a Note Guarantor or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Trust Officer of the Trustee actually knows to be so owned shall be so disregarded.  Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor.

“Paying Agent” has the meaning assigned to it in Section 2.3(a).

“Permitted Business” means the business or businesses conducted by the Company and its Restricted Subsidiaries as of the Issue Date and any reasonable extension thereof or any business ancillary or complementary thereto.

“Permitted Holders” means (1) Miles S. Nadal, his spouse and his immediate family members, (2) any trust created for the benefit of the Persons described in clause (1) above and (3) any Person at least 80% of the outstanding Capital Stock of which is owned by one or more Persons described in clauses (1) and (2) above.

“Permitted Indebtedness” has the meaning assigned to it in Section 3.8(b).

“Permitted Investing Subsidiary” has the meaning assigned to it in Section 3.12(b).

“Permitted Investments” means:

(1)          Investments by the Company or any Restricted Subsidiary in any Person that is, or that result in any Person becoming, immediately after such Investment, a Restricted Subsidiary or constituting a merger or consolidation of such Person into the Company or with or into a Restricted Subsidiary;

(2)          Investments in the Company;

(3)          Investments in cash and Cash Equivalents;

(4)          any extension, modification or renewal of any Investments existing as of the Issue Date (but not Investments involving additional advances, contributions or other investments of cash or property or other increases thereof, other than as a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms of such Investment as of the Issue Date);

(5)          Investments permitted pursuant to clause (2) or (8) of Section 3.13(b);

(6)          Investments received as a result of the bankruptcy or reorganization of any Person or taken in settlement of or other resolution of claims or disputes, and, in each case, extensions, modifications and renewals thereof or as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7)          Investments made by the Company or its Restricted Subsidiaries as a result of non-cash consideration permitted to be received in connection with an Asset Sale made in compliance with Section 3.12;

(8)          Investments in the form of Hedging Obligations permitted under clause (5) of Section 3.8(b);

(9)          Investments made solely in exchange for common equity of the Company constituting Qualified Capital Stock;

(10)        Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(11)        (A)          loans and advances to, or Guarantees of Indebtedness of, employees of the Company and its Restricted Subsidiaries (excluding any “executive officers” (as defined in Rule 3b-7 under the Exchange Act) of the Company) not to exceed $5.0 million at any one time outstanding in the aggregate; or

(B)           loans and advances to current or former employees, officers, and directors of the Company or any of its Restricted Subsidiaries, their respective estates, spouses or former spouses, in each case for the purpose of purchasing Capital Stock of the Company or such Restricted Subsidiary, as the case may be, so long as the proceeds of such loans or advances are received by the Company or the relevant Restricted Subsidiary;

(12)        loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, including credit card borrowings in respect thereof, in each case incurred in the ordinary course of business or to fund such Person’s purchase of Capital Stock of the Company from the Company;

(13)        Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or Cash Equivalents, not to exceed $4.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14)        Investments existing on the Issue Date; or

(15)        Investments in a Person engaged in a Permitted Business not to exceed $10.0 million at any one time outstanding (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means any of the following:

(1)          statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as required by GAAP have been made in respect thereof;

(2)          Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory Obligations, surety and appeal bonds, bids, leases, government performance and return-of-money bonds and other similar Obligations (exclusive of Obligations for the payment of borrowed money);

(3)          Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s Obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(4)          Liens securing reimbursement Obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(5)          Liens encumbering deposits made to secure Obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or a Restricted Subsidiary, including rights of offset and set-off;

(6)          Liens securing Hedging Obligations that relate to Indebtedness that is Incurred in accordance with Section 3.8 and that are secured by the same assets as secure such Hedging Obligations;

(7)          Liens existing on the Issue Date (other than Liens securing Indebtedness under the Bank Credit Facility) and Liens to secure any Refinancing Indebtedness which is Incurred to Refinance any Indebtedness below which has been secured by a Lien permitted under Section 3.14 not Incurred pursuant to clause (9), (10) or (22) below and which Indebtedness has been Incurred in accordance with Section 3.8; provided that such new Liens:

(a)           are no less favorable to the Holders of Notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and

(b)           do not extend to any property or assets other than the property or assets securing the Indebtedness Refinanced by such Refinancing Indebtedness;

(8)          Liens securing Acquired Indebtedness Incurred in accordance with Section 3.8 not Incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation; provided that:

(a)           such Liens secured such Acquired Indebtedness at the time of and prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary; and

(b)           such Liens do not extend to or cover any property of the Company or any Restricted Subsidiary other than the property that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than the Liens securing the Acquired Indebtedness prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary;

(9)          purchase money Liens securing Purchase Money Indebtedness or Capitalized Lease Obligations (or Refinancing Indebtedness in respect thereof) not to exceed $15.0 million in the aggregate outstanding at any one time Incurred to finance the acquisition, construction or leasing of property of the Company or a Restricted Subsidiary used in a Permitted Business; provided that:

(a)           the original related Purchase Money Indebtedness does not exceed the cost of such property and is not be secured by any property of the Company or any Restricted Subsidiary other than the property so acquired or constructed; and

(b)           the original Lien securing such Indebtedness will be created within 180 days of such acquisition;

(10)        Liens securing Indebtedness under a Bank Credit Facility (or Guarantees thereof) in an aggregate principal amount outstanding at any time not to exceed the greater of (x) the Consolidated EBITDA of the Company for the Four Quarter Period as of the date of determination and (y) $75.0 million;

(11)        Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(12)        survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(13)        Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(14)        Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(15)        Liens arising out of conditional sale, title retention, consignment or similar arrangements, or that are contractual rights of set-off, relating to the sale or purchase of goods entered into by the Company or any of its Restricted Subsidiary in the ordinary course of business;

(16)        deposits made in the ordinary course of business to secure liability to insurance carriers;

(17)        Liens securing judgments for the payment of money not constituting an Event of Default under clause (7) of Section 6.1(a) so long as such Liens are adequately bonded;

(18)        Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and not for speculative purposes, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(19)        Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 3.8 and clause (5) of the definition of “Cash Equivalents”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(20)        Liens in favor of Cash Management Financial Institutions Incurred by the Company in the ordinary course of business in respect of cash on deposit pursuant to clause (c) of the definition of “Cash Management Arrangements”;

(21)        any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement; and

(22)        Liens securing Indebtedness (including all Refinancing thereof) not to exceed $10.0 million aggregate principal amount outstanding at any one time.

“Person” means an individual, partnership, limited partnership, corporation, company, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Post-Petition Interest” means all interest accrued or accruing after the commencement of any insolvency or liquidation proceeding (and interest that would accrue but for the commencement of any insolvency or liquidation proceeding) in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights over any other Capital Stock of such Person with respect to dividends, distributions or redemptions or upon liquidation.  For the avoidance of doubt, “Preferred Stock” shall not include equity interests of minority holders of Capital Stock of Restricted Subsidiaries of the Company by virtue of put and call arrangements.

“Private Placement Legend” has the meaning assigned to it in Section 2.7(b).

“Purchase Money Indebtedness” means Indebtedness Incurred for the purpose of financing all or any part of the purchase price or cost of construction of any property other than Capital Stock; provided that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any Refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of Refinancing.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock and any warrants, rights or options to purchase or acquire Capital Stock that is not Disqualified Capital Stock that are not convertible into or exchangeable into Disqualified Capital Stock.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating publicly available on the Notes, or, in the case of the definition of “Cash Equivalents,” the relevant security, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Record Date” has the meaning assigned to it in the Form of Face of Note contained in Exhibit A.

“Redemption Date” means, with respect to any redemption of Notes, the date fixed for such redemption pursuant to this Indenture and the Notes.

“Refinance” means, in respect of any Indebtedness, to issue any Indebtedness in exchange for or to refinance, repay, redeem, replace, defease or refund such Indebtedness in whole or in part.  “Refinanced” and “Refinancing” will have corresponding meanings.

“Refinancing Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary issued to Refinance, any other Indebtedness of the Company or a Restricted Subsidiary so long as:

(1)          the aggregate principal amount (or initial accreted value, if applicable) of such new Indebtedness as of the date of such proposed Refinancing does not exceed the aggregate principal amount (or accreted value as of such date, if applicable) of the Indebtedness being Refinanced (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

(2)          such new Indebtedness has:

(a)           a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, and

(b)           a final maturity that is equal to or later than the final maturity of the Indebtedness being Refinanced;

(3)          if the Indebtedness being Refinanced is:

(a)           Indebtedness of the Company, then such Refinancing Indebtedness will be Indebtedness of the Company or a Note Guarantor,

(b)           Indebtedness of a Note Guarantor, then such Refinancing Indebtedness will be Indebtedness of the Company and/or such Note Guarantor, and

(c)           Subordinated Indebtedness, then such Refinancing Indebtedness will be subordinate to the Notes or the relevant Note Guarantee, if applicable, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Registered Exchange Offer” means an exchange offer by the Company registered under the Securities Act pursuant to which Notes originally issued pursuant to an exemption from registration under the Securities Act are exchanged for Notes of like principal amount not bearing the Private Placement Legend.

“Registrar” has the meaning assigned to it in Section 2.3(a).

“Registration Rights Agreement” means any registration rights agreement between the Company, the Note Guarantors and one or more investment banks acting as initial purchasers in connection with any issuance of Notes under this Indenture, including the Issue Date Registration Rights Agreement.

“Registration Statement” means an effective Exchange Offer Registration Statement or Shelf Registration Statement
.

“Regulation S” means Regulation S under the Securities Act or any successor regulation.

“Regulation S Global Note” has the meaning assigned to it in Section 2.1(e).

“Regulation S Permanent Global Note” has the meaning assigned to it in Section 2.1(e).

“Regulation S Temporary Global Note” has the meaning assigned to it in Section 2.1(e).

“Reimbursement Payment” has the meaning assigned to it in Section 3.22(b).

“Resale Restriction Termination Date” means for any Restricted Note (or beneficial interest therein), other than a Regulation S Temporary Global Note, which shall not have a Resale Restriction Termination Date and shall remain subject to the transfer restrictions specified therefor in this Indenture until such Global Note is cancelled by the Trustee, that is (a) not a Regulation S Global Note, the date on which the Company instructs the Trustee in writing to remove the Private Placement Legend from the Restricted Notes in accordance with the procedures described in Section 2.8(h) (which instruction is expected to be given on or about the one year anniversary of the issuance of the Restricted Notes) and (b) a Regulation S Global Note (or Certificated Note issued in respect thereof pursuant to Section 2.6(c)) (other than a Regulation S Temporary Global Note), the date on which the Distribution Compliance Period therefor terminates.

“Restricted Note” means (a) any Regulation S Temporary Global Note (or beneficial interest therein) or any Certificated Note issued in respect thereof pursuant to Section 2.6(c) at any time and (b) any Issue Date Note (or beneficial interest therein) or any Additional Note (or beneficial interest therein) not originally issued and sold pursuant to an effective registration statement under the Securities Act other than, in each case, a Regulation S Permanent Global Note or any Exchange Note until, in the case of clause (b), such time as:

(i)          such Issue Date Note (or beneficial interest therein) or Additional Note (or beneficial interest therein) has been exchanged for a corresponding Exchange Note pursuant to an Exchange Offer Registration Statement or transferred pursuant to a Shelf Registration Statement;

(ii)          the Resale Restriction Termination Date therefor has passed; or

(iii)         in the case of a Regulation S Global Note (or Certificated Note issued in respect thereof pursuant to Section 2.6(c)), the expiration of the Distribution Compliance Period therefor; or

(iv)         the Private Placement Legend therefor has otherwise been removed pursuant to Section 2.8 or, in the case of a beneficial interest in a Global Note, such beneficial interest has been exchanged for an interest in a Global Note not bearing a Private Placement Legend.

“Restricted Payment” has the meaning assigned to it in Section 3.10.

“Restricted Subsidiary” means any Subsidiary of the Company which at the time of determination is not an Unrestricted Subsidiary.

“Reversion Date” means, in respect of any Covenant Suspension Date, the first date following which one or both of the Rating Agencies withdraw their Investment Grade Rating on the Notes or downgrade the rating assigned to the Notes below an Investment Grade Rating.

“Revocation” has the meaning assigned to it in Section 3.19.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule).

“Rule 144A” means Rule 144A under the Securities Act (or any successor rule).

“Rule 144A Global Note” has the meaning assigned to it in Section 2.1(d).

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person by whom funds have been or are to be advanced on the security of such property.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Shelf Registration Statement” shall have the meaning assigned to such term (or any substantially similar term) in the Issue Date Registration Rights Agreement and any other Registration Rights Agreement.

“Senior Indebtedness” means the Notes and the Note Guarantees and any other Indebtedness of the Company or any Note Guarantor which ranks equal in right of payment with the Notes or the relevant Note Guarantee, as the case may be.

“Significant Subsidiary” means a Restricted Subsidiary of the Company, which together with its Subsidiaries, constitutes a “Significant Subsidiary” of the Company in accordance with Rule 1-02(w) of Regulation S-X under the Securities Act in effect on the date hereof; provided that Margeotes Fertitta Powell Partners LLC will not constitute a “Significant Subsidiary” if (a) it qualifies as such solely pursuant to clause (3) of such Rule 1-02(w) due to its losses under GAAP and (b) the aggregate Investments made by the Company and its Restricted Subsidiaries in it after the Issue Date do not exceed $2.0 million.

“Special Record Date” has the meaning assigned to it in Section 2.13(a).

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Indebtedness” means, with respect to the Company or any Note Guarantor, any Indebtedness of the Company or such Note Guarantor, as the case may be, which is expressly subordinated in right of payment to the Notes or the relevant Note Guarantee, as the case may be.  For the avoidance of doubt, for purposes of the trust indenture, dated as of June 28, 2005, by and between the Company and Computershare Trust Company of Canada Inc., relating to the issuance of the Convertible Debentures, the Notes constitute “Senior Indebtedness” as defined in such trust indenture.

“Subsidiary” means, with respect to any Person, another Person consolidated as a subsidiary on the consolidated financial statements of such Person in accordance with GAAP; provided that, in the case of the Company, each of Adrenalina LLC, Hello Design LLC and Mono Advertising LLC shall constitute a Subsidiary so long as the Company owns directly or indirectly at least 40% of the total economic and voting power of each of their respective Capital Stock.

“Successor Company” has the meaning assigned to it in Section 4.1.

“Suspended Covenants” has the meaning assigned to it in Section 3.23(a).

“Suspension Period” means has the meaning assigned to it in Section 3.23(a).

“Taxes” has the meaning assigned to it in Section 3.22(a).

“Taxing Authority” has the meaning assigned to it in Section 3.22(a).

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, as in effect on the date of this Indenture (except as otherwise provided in this Indenture).

“Treasury Rate” has the meaning assigned to it in Section 5 of the Form of Reverse Side of Note contained in Exhibit A.

“Trustee” means the party named as such in the introductory paragraph of this Indenture until a successor replaces it in accordance with the terms of this Indenture and, thereafter, means the successor.

“Trust Officer” means, when used with respect to the Trustee, any officer assigned to the Corporate Trust Division - Corporate Finance Unit (or any successor division or unit) of the Trustee located at the Corporate Trust Office of the Trustee, who shall have direct responsibility for the administration of this Indenture, and for purposes of Section 7.1(c)(2) and the second sentence of Section 7.5 shall also include any officer of the Trustee to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Uniform Commercial Code” means the Uniform Commercial Code, or any successor code or statute, as in effect from time to time in the State of New York.

“Unrestricted Subsidiary” means any Subsidiary of the Company Designated as such pursuant to Section 3.19.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States is pledged and which are not callable or redeemable at the issuer’s option.

“U.S. Legal Tender” means such coin or currency of the United States, as at the time of payment shall be legal tender for the payment of public and private debts.

“U.S. Person” means a U.S. Person as defined in Regulation S.

“Voting Stock” means, with respect to any Person, securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (calculated to the nearest one-twelfth) obtained by dividing:

(1)          the then outstanding aggregate principal amount or liquidation preference, as the case may be, of such Indebtedness into

(2)          the sum of the products obtained by multiplying:

(a)           the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or liquidation preference, as the case may be, including payment at final maturity, in respect thereof, by

(b)           the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary (Restricted Subsidiary, in the case of the Company) of such Person of which all of the outstanding Capital Stock (other than in the case of a Subsidiary not organized in the United States, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any other Person that satisfies this definition in respect of such Person.

Section 1.2.  Incorporation by Reference of Trust Indenture Act.  If any provision of this Indenture limits, qualifies or conflicts with the duties that would be imposed by any of Sections 310 to 317 of the TIA through operation of Section 318(c) thereof on any Person if this Indenture were qualified under the TIA, such imposed duties shall control.

“obligor” on the indenture securities means the Company and any other obligor on the indenture securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by Rules or Regulations of the Commission have the meanings assigned to them by such definitions and are incorporated into this Indenture whether or not this Indenture is qualified under the TIA.

Section 1.3.  Rules of Construction.  Unless the context otherwise requires:

(1)          a term has the meaning assigned to it;

(2)          an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)          “or” is not exclusive;

(4)          “including” means including without limitation;

(5)          words in the singular include the plural and words in the plural include the singular;

(6)          references to the payment of principal of the Notes shall include applicable premium, if any; and

(7)          references to payments on the Notes (including payments in connection with optional redemptions or mandatory offers to repurchase) shall include Additional Amounts and Additional Interest, if any.

ARTICLE II

THE NOTES

Section 2.1.  Form and Dating.  (a)  The Issue Date Notes are being originally offered and sold by the Company pursuant to a Purchase Agreement, dated October 20, 2009, among the Company, the Note Guarantors party hereto and Goldman, Sachs & Co., William Blair & Company, L.L.C., BMO Capital Markets Corp., J.P. Morgan Securities Inc., Jefferies & Company, Inc., RBC Capital Markets Corporation, Scotia Capital (USA) Inc. and UBS Securities LLC, as Initial Purchasers with respect to the Notes.  The Notes will initially be issued as one or more Global Notes in fully registered form without coupons, and only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof, and each such Global Note shall constitute a single Note for all purposes under this Indenture.  Certificated Notes, if issued pursuant to the terms hereof, will be issued in fully registered certificated form without coupons.  The Notes may only be issued in definitive fully registered form without coupons and only in denominates of $2,000 and any integral multiple of $1,000 in excess thereof.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto.

(b)          The terms and provisions of the Notes, the form of which is in Exhibit A, shall constitute, and are hereby expressly made, a part of this Indenture, and, to the extent applicable, the Company, the Note Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  Except as otherwise expressly permitted in this Indenture, all Notes (including Exchange Notes and Additional Notes) shall be identical in all respects.  Notwithstanding any differences among them, all Notes issued under this Indenture shall vote and consent together on all matters as one class and are otherwise treated as a single issue of securities.

(c)          The Notes may have notations, legends or endorsements as specified in Section 2.7 or as otherwise required by law, stock exchange rule or DTC rule or usage.  The Company and the Trustee shall approve the form of the Notes and any notation, legend or endorsement on them.  Each Note shall be dated the date of its authentication.

(d)          Notes originally offered and sold to QIBs in reliance on Rule 144A or outside the United States in reliance on Regulation S will be issued in the form of one or more permanent Global Notes (each, a “Rule 144A Global Note”).

(e)          Notes originally offered and sold outside the United States in reliance on Regulation S will be issued in the form of one or more temporary Global Notes (each, a “Regulation S Temporary Global Note”).  Each Regulation S Temporary Global Note shall be deposited on behalf of the purchasers of the Notes represented thereby with the Note Custodian and registered in the name of DTC or its nominee, for credit to the accounts maintained at DTC by or on behalf of Euroclear or Clearstream.  In no event shall any Person hold an interest in a Regulation S Temporary Global Note other than in or through accounts maintained at DTC by or on behalf of Euroclear or Clearstream.  An interest in a Regulation S Temporary Global Note will be exchangeable for an interest in a permanent Global Note (a “Regulation S Permanent Global Note”, and, together with the Regulation S Temporary Global Note, a “Regulation S Global Note”) on or after the expiration of the Distribution Compliance Period upon receipt by the Registrar of an Officers’ Certificate from the Company certifying that it has received certification of non-U.S. beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note in form and substance satisfactory to it (a “Non-U.S. Beneficial Ownership Certification”) (except to the extent of any beneficial owners thereof who acquired an interest therein during the Distribution Compliance Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.08(b) hereof).

Upon receipt by the Registrar of an Officers’ Certificate from the Company pursuant to the preceding paragraph, the Trustee shall remove the legend set forth in Section 2.7(c) and Exhibit A from the Regulation S Temporary Global Note, following which temporary beneficial interests in the Regulation S Temporary Global Note shall automatically become beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures.  If no beneficial interests are held in the Regulation S Temporary Global Note on or after the expiration of the Distribution Compliance Period, the Trustee shall remove the legend set forth in Section 2.7(c) and Exhibit A from the Regulation S Temporary Global Note.

The aggregate principal amount of a Regulation S Temporary Global Note and a Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

Section 2.2.  Execution and Authentication.  (a)  Two Officers of the Company, one of whom shall be the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer or the Chief Accounting Officer shall sign the Notes for the Company by manual or facsimile signature.  If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

(b)          A Note shall not be valid until manually authenticated by an authorized signatory of the Trustee or an agent appointed by the Trustee (and reasonably acceptable to the Company) for such purpose (an “Authenticating Agent”).  The signature of an authorized signatory of the Trustee or an Authenticating Agent on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture.  Unless limited by the terms of its appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by an Authenticating Agent.

(c)          At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery Notes upon a written order of the Company signed by two Officers (the “Company Order”).  A Company Order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated.

(d)          In case a Successor Company has executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such transaction may, from time to time, at the request of the Successor Company, be exchanged for other Notes executed in the name of the Successor Company with such changes in phraseology and form as may be appropriate, but otherwise identical to the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Company Order of the Successor Company, shall authenticate and deliver Notes as specified in such order for the purpose of such exchange.  If Notes shall at any time be authenticated and delivered in any new name of a Successor Company pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such Successor Company, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time Outstanding for Notes authenticated and delivered in such new name.

Section 2.3.  Registrar and Paying Agent.  (a)  The Company shall maintain an office or agency in the Borough of Manhattan, New York City, where Notes may be presented or surrendered for registration of transfer or for exchange (the “Registrar”), where Notes may be presented for payment (the “Paying Agent”) and for the service of notices and demands to or upon the Company in respect of the Notes and this Indenture, which office can be the Corporate Trust Office of the Trustee.  The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Note Register”).  The Company may change any Paying Agent or Registrar without prior notice to any Holder.  The Company may have one or more co-Registrars and one or more additional paying agents.  The term “Paying Agent” includes any additional paying agent.

(b)          The Company shall enter into an appropriate agency agreement or agreements with any Registrar, Paying Agent or co-Registrar not a party to this Indenture, which shall incorporate the terms of the TIA.  The agreement shall implement the provisions of this Indenture that relate to such agent.  The Company shall notify the Trustee of the name and address of each such agent.  If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7.  The Company, any of its Affiliates or any Note Guarantor may act as Paying Agent, Registrar or co-Registrar.

(c)          The Company initially designates the Corporate Trust Office of the Trustee as one such office or agency of the Company as required by Section 2.3(a) and appoints the Trustee as Registrar, Paying Agent and agent for service of demands and notices in connection with the Notes and this Indenture, until such time as another Person is appointed as such.

Section 2.4.  Paying Agent to Hold Money in Trust.  The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee in writing of any Default by the Company or any Note Guarantor in making any such payment.  If the Company or an Affiliate of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund.  The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Company, any of its Affiliates or a Note Guarantor) shall have no further liability for the money delivered to the Trustee.  Upon any proceeding under any Bankruptcy Law with respect to the Company, any of its Affiliates or a Note Guarantor, if the Company, such Affiliate or a Note Guarantor is then acting as Paying Agent, the Trustee shall replace the Company, such Affiliate or such Note Guarantor as Paying Agent.

Section 2.5.  Holder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders.  At any time that the Trustee is not the Registrar, or to the extent otherwise required under the TIA, the Company shall furnish to the Trustee, in writing at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

Section 2.6.  Global Note Provisions.

(a)          Each Global Note initially shall: (i) be registered in the name of DTC or the nominee of DTC,  (ii) be delivered to the Note Custodian and (iii) bear the appropriate legends as set forth in Section 2.7 and Exhibit A.   Any Global Note may be represented by one or more certificates.  The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Note Custodian, as provided in this Indenture.

(b)          Except as provided in Section 2.6(c)(iii), members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Note Custodian, and DTC may be treated by the Company, any Note Guarantor, the Trustee, the Paying Agent, the Note Custodian, the Registrar and any of their respective agents as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall (i) prevent the Company, the Trustee, the Paying Agent, the Note Custodian, the Registrar or any of their respective agents from giving effect to any written certification, proxy or other authorization furnished by DTC or (ii) impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of an owner of a beneficial interest in any Global Note.  The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including DTC or its nominee, Agent Members and persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.

None of the Trustee, the Paying Agent or the Registrar shall have any responsibility or obligation to any beneficial owner in a Global Note, an Agent Member or other Person with respect to the accuracy of the records of DTC or other depositary or its nominee or of any Agent Member, with respect to any ownership interest in the Notes or with respect to the delivery to any Agent Member, beneficial owner or other Person (other than DTC or other depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes.  All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered Holders (which shall be DTC or other depositary or its nominee in the case of a Global Note).  The rights of beneficial owners in a Global Note shall be exercised only through DTC or other depositary subject to the Applicable Procedures.  The Trustee, the Paying Agent and the Registrar shall be entitled to rely and shall be fully protected in relying upon information furnished by DTC or other depositary with respect to its members, participants and any beneficial owners.  The Trustee, the Paying Agent and the Registrar shall be entitled to deal with DTC or other depositary, and any nominee thereof, that is the registered Holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal of, premium (including Additional Amounts), if any, and interest (including Additional Interest, if any) on the Notes and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole Holder of such Global Note and shall have no obligations to the beneficial owners thereof.  None of the Trustee, the Paying Agent or the Registrar shall have any responsibility or liability for any acts or omissions of DTC or other depositary with respect to such Global Note, for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between DTC or other depositary and any Agent Member or between or among DTC or other depositary, any such Agent Member and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.

(c)          Except as provided below in this Section 2.6(c), owners of beneficial interests in Global Notes will not be entitled to receive Certificated Notes in exchange for such beneficial interests.

(i)           Certificated Notes shall be issued to all owners of beneficial interests in a Global Note in exchange for such beneficial interests if (A) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Note or (B) DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Company within 90 days of such notice; provided, however, that in no event shall a holder of a beneficial interest in a Regulation S Temporary Global Note receive Certificated Notes in exchange for such beneficial interest prior to the expiration of the Distribution Compliance Period therefor and receipt by the Registrar of a Non-U.S. Beneficial Ownership Certification with respect to such holder.  In connection with the exchange of an entire Global Note for Certificated Notes pursuant to this clause (i) of this Section 2.6(c), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and upon Company Order the Trustee shall authenticate and deliver to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Certificated Notes of authorized denominations, and the Registrar shall register such exchanges in the Note Register.

(ii)          The owner of a beneficial interest in a Global Note will be entitled to receive Certificated Notes in exchange for such interest if an Event of Default has occurred and is continuing; provided, however, that in no event shall a holder of a beneficial interest in a Regulation S Temporary Global Note receive Certificated Notes in exchange for such beneficial interest prior to the expiration of the Distribution Compliance Period therefor and receipt by the Registrar of a Non-U.S. Beneficial Ownership Certification with respect to such holder.  If an Event of Default has occurred and is continuing, upon receipt by the Registrar of instructions from Agent Members on behalf the owner of a beneficial interest in a Global Note directing the Registrar to exchange such beneficial owner’s beneficial interest in such Global Note for Certificated Notes, subject to and in accordance with the Applicable Procedures, the Company shall promptly execute, and upon Company Order the Trustee shall authenticate and make available for delivery to such beneficial owner, Certificated Notes in a principal amount equal to such beneficial interest in such Global Note.

 (iii)        If (x) an event described in Section 2.6(c)(i)(A) or Section 2.6(c)(i)(B) occurs and Certificated Notes are not issued promptly to all beneficial owners or (y) the Registrar receives from a beneficial owner the instructions described in Section 2.6(c)(ii) and Certificated Notes are not issued promptly to any such beneficial owner, the Company expressly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to Section 6.6, the right of any beneficial owner of Notes to pursue such remedy with respect to the portion of the Global Note that represents such beneficial owner’s Notes as if such Certificated Notes had been issued.

Section 2.7.  Legends.

(a)          Each Global Note shall bear the legend specified therefor in Exhibit A on the face thereof.

(b)          Each Restricted Note shall bear the private placement legend specified therefor in Exhibit A on the face thereof (the “Private Placement Legend”).

(c)          Each Regulation S Temporary Global Note shall bear the legend specified therefor in Exhibit A on the face thereof.

Section 2.8.  Transfer and Exchange.

(a)          Transfers of Beneficial Interests in a Rule 144A Global Note.  If the owner of a beneficial interest in a Rule 144A Global Note that is a Restricted Note wishes to transfer such interest (or portion thereof) to a Non-U.S. Person pursuant to Regulation S:

(A)         upon receipt by the Registrar of:

(1)           instructions from an Agent Member given to DTC in accordance with the Applicable Procedures directing DTC to credit or cause to be credited a beneficial interest in the Regulation S Temporary Global Note, in the case of a transfer made prior to the expiration of the Distribution Compliance Period, or the Regulation S Permanent Global Note in the case of a transfer made after the expiration of the Distribution Compliance Period, in either case, in a principal amount equal to the principal amount of the beneficial interest to be transferred,

(2)           instructions given in accordance with the Applicable Procedures containing information regarding the account to be credited with such increase, and

(3)           a certificate in the form of Exhibit B duly executed by the Rule 144A transferor;

(B)         the Note Custodian shall increase the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, as the case may be, and decrease the Rule 144A Global Note in accordance with the foregoing, and the Registrar shall register the transfer in the Note Register.

(b)          Transfers of Beneficial Interests in a Regulation S Global Note.  Subject to the Applicable Procedures, the following provisions shall apply with respect to any proposed transfer of an interest in a Regulation S Global Note that is a Restricted Note.

(i)           If the owner of a beneficial interest in a Regulation S Global Note that is a Restricted Note wishes to transfer such interest (or a portion thereof) to a QIB pursuant to Rule 144A:

(A)         upon receipt by the Note Custodian and Registrar of:

(1)           instructions from an Agent Member given to DTC in accordance with the Applicable Procedures directing DTC to credit or cause to be credited a beneficial interest in the Rule 144A Global Note in an amount equal to the beneficial interest being transferred,

(2)           instructions given in accordance with the Applicable Procedures containing information regarding the account to be credited with such increase, and

(3)           a certificate in the form of Exhibit B duly executed by the transferor;

(B)         the Note Custodian shall increase the Rule 144A Global Note and decrease the Regulation S Global Note in accordance with the foregoing, and the Registrar shall register the transfer in the Note Register.

(ii)          No interest in a Regulation S Temporary Global Note will be exchanged for an interest in the Regulation S Permanent Global Note except pursuant to Section 2.1(e).

(c)          Other Transfers.  Any transfer of Restricted Notes (including Certificated Notes) not described above (other than a transfer of a beneficial interest in a Global Note that does not involve an exchange of such interest for a Certificated Note or a beneficial interest in another Global Note, which must be effected in accordance with applicable law and the Applicable Procedures, but is not subject to any procedure required by this Indenture) shall be made only upon receipt by the Registrar of such opinions of counsel, certificates and such other evidence reasonably required by and satisfactory to it in order to ensure compliance with the Securities Act or in accordance with Section 2.8(d).

(d)         Use and Removal of Private Placement Legends.  Upon the transfer, exchange or replacement of Notes (or beneficial interests in a Global Note) not bearing (or not required to bear upon such transfer, exchange or replacement) a Private Placement Legend, the Note Custodian and Registrar shall exchange such Notes (or beneficial interests) for beneficial interests in a Global Note (or Certificated Notes if they have been issued pursuant to Section 2.6(c)) that does not bear a Private Placement Legend.  Upon the transfer, exchange or replacement of Notes (or beneficial interests in a Global Note) bearing a Private Placement Legend, the Note Custodian and Registrar shall deliver only Notes (or beneficial interests in a Global Note) that bear a Private Placement Legend unless:

(i)           such Notes (or beneficial interests) are exchanged in a Registered Exchange Offer;

(ii)          such Notes (or beneficial interests) are transferred pursuant to a Shelf Registration Statement;

(iii)         such Notes (or beneficial interests) are transferred pursuant to Rule 144 upon delivery to the Registrar of a certificate of the transferor in the form of Exhibit C and an Opinion of Counsel reasonably satisfactory to the Company;

(iv)        such Notes (or beneficial interests) are transferred, replaced or exchanged after the Resale Restriction Termination Date therefor and, in the case of any such Restricted Notes, the Company has complied with the applicable procedures for delegending in accordance with Section 2.8(h); or

(v)          in connection with such transfer, exchange or replacement the Registrar shall have received an Opinion of Counsel, certificates and such other evidence reasonably satisfactory to the Company and the Registrar to the effect that neither such Private Placement Legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

The Holder of a Global Note bearing a Private Placement Legend may exchange an interest therein for an equivalent interest in a Global Note not bearing a Private Placement Legend (other than a Regulation S Global Note) upon transfer of such interest pursuant to this Section 2.8(d).  The Company shall deliver to the Trustee an Officers’ Certificate promptly upon effectiveness, withdrawal or suspension of any Registration Statement.

(e)          Consolidation of Global Notes and Exchange of Certificated Notes for Beneficial Interests in Global Notes.  If a Global Note not bearing a Private Placement Legend (other than a Regulation S Global Note) is Outstanding at the time of a Registered Exchange Offer or removal of legends pursuant to Section 2.8(h), any interests in a Global Note exchanged in such Registered Exchange Offer or delegended pursuant to Section 2.8(h) shall be exchanged for interests in such Outstanding Global Note, subject to the proviso at the end of Section 2.14(a).

(f)           Retention of Documents.  The Registrar and the Trustee shall retain copies of all letters, notices and other written communications received pursuant to this Article II.  The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar or the Trustee, as the case may be.

(g)          General Provisions Relating to Transfers and Exchanges.

(i)            Subject to the other provisions of this Section 2.8, when Notes are presented to the Registrar or a co-Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar or co-Registrar shall register the transfer or make the exchange as requested if its requirements for such transaction are met; provided that any Notes presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Registrar or co-Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

(ii)           To permit registrations of transfers and exchanges and subject to the other terms and conditions of this Article II, the Company will execute and, upon Company Order, the Trustee will authenticate and make available for delivery Certificated Notes and Global Notes, as applicable, at the Registrar’s or co-Registrar’s request.  In accordance with any Registration Rights Agreement, the Company will execute and, upon Company Order, the Trustee will authenticate and make available for delivery Exchange Notes in exchange for Notes, including Issue Date Notes in the case of the Issue Date Registration Rights Agreement.

(iii)          No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to a Registered Exchange Offer, or Section 3.12, 3.21, 5.1 or 9.5).

(iv)         The Registrar or co-Registrar shall not be required to register the transfer of or exchange of (x) any Note for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date and (y) any Note selected for repurchase or redemption, except the unrepurchased or unredeemed portion thereof, if any.

(v)           Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent, the Registrar or any co-Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent, the Registrar or any co-Registrar or the Note Custodian shall be affected by notice to the contrary.  The Company, the Trustee and the Paying Agent shall treat the Holder of a Global Note as the absolute owner of such Global Note for the purpose of receiving payment of and interest on such Global Note and for all other purposes whatsoever, whether or not such Global Note is overdue, and none of the Company, the Trustee or the Paying Agent shall be affected by notice to the contrary.

(vi)         All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(vii)        Subject to Section 2.7 and this Section 2.8, in connection with the exchange of a portion of a Certificated Note for a beneficial interest in a Global Note, the Trustee shall cancel such Certificated Note, and the Company shall execute, and upon Company Order the Trustee shall authenticate and make available for delivery to the exchanging Holder, a new Certificated Note representing the principal amount not so exchanged.

(viii)       Neither the Trustee nor the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(h)           Applicable Procedures for Delegending.

(i)            Promptly after one year has elapsed following (A) in the case of Issue Date Notes, the Issue Date or (B) in the case of Additional Notes, unless otherwise provided in a Supplemental Indenture in respect thereof, the issue date thereof, if the relevant Notes are freely tradeable pursuant to Rule 144 under the Securities Act by Holders who are not Affiliates of the Company where no conditions of Rule 144 are then applicable (other than the holding period requirement in paragraph (d)(1)(ii) of Rule 144 so long as such holding period requirement is satisfied), the Company shall:

(1)           instruct the Trustee in writing to remove the Private Placement Legend from such Notes by delivering to the Trustee a certificate in the form of Exhibit C hereto, and upon such instruction the Private Placement Legend shall be deemed removed from any Global Notes representing such Notes without further action on the part of Holders;

(2)           notify Holders of such Notes that the Private Placement Legend has been removed or deemed removed; and

(3)           instruct DTC to change the CUSIP and ISIN number for such Notes to the unrestricted CUSIP and ISIN number for the Notes.

In no event will the failure of the Company to provide any notice set forth in this paragraph or of the Trustee to remove the Private Placement Legend constitute a failure by the Company to comply with any of its covenants or agreements set forth in Section 6.1 or otherwise.  Any Restricted Note (or security issued in exchange or substitution therefor) as to which such restrictions on transfer shall have expired in accordance with their terms may, upon surrender of such Restricted Note for exchange to the Registrar in accordance with the provisions of Article II of this Indenture, be exchanged for a new Note or Notes, of like tenor and aggregate principal amount, which shall not bear the Private Placement Legend.  The Company shall notify the Trustee in writing upon the occurrence of the Resale Restriction Termination Date for any Note and promptly after a Registration Statement with respect to any Notes, if any, has been declared effective under the Securities Act.

(ii)           Notwithstanding any provision herein to the contrary, in the event that Rule 144 as promulgated under the Securities Act (or any successor rule) is amended to change the one-year holding period thereunder (or the corresponding period under any successor rule), (i) each reference in this Section 2.8(h) to “one year” and in the Private Placement Legend described in Section 2.7(b) and Exhibit A to “ONE YEAR” shall be deemed for all purposes hereof to be references to such changed period, and (ii) all corresponding references in this Indenture (including the definition of Resale Restriction Termination Date), the Notes and the Private Placement Legends thereon shall be deemed for all purposes hereof to be references to such changed period; provided that such changes shall not become effective if they are otherwise prohibited by, or would otherwise cause a violation of, the then-applicable federal securities laws; provided further that if such change does not apply to existing Notes, all references to “one year” in this Indenture shall not be deemed for all purposes hereof to be references to such changed period.  This Section 2.8(h) shall apply to successive amendments to Rule 144 (or any successor rule) changing the holding period thereunder.

Section 2.9.  No Obligation of the Trustee.  (a)  The Trustee shall have no responsibility or obligation to any beneficial owner of an interest in a Global Note, Agent Members or any other Persons with respect to the accuracy of the records of DTC or its nominee or of Agent Members, with respect to any ownership interest in the Notes or with respect to the delivery to any Agent Member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note).  The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC.  The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its Agent Members and any beneficial owners.

(b)           The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.10.  Mutilated, Destroyed, Lost or Stolen Notes.  (a)  If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall execute and upon Company Order the Trustee shall authenticate and make available for delivery a replacement Note for such mutilated, lost or stolen Note, of like tenor and principal amount, bearing a number not contemporaneously Outstanding if:

(i)            the requirements of Section 8-405 of the Uniform Commercial Code are met,

(ii)           the Holder satisfies any other reasonable requirements of the Trustee, and

(iii)          neither the Company nor the Trustee has received notice that such Note has been acquired by a protected purchaser.

If required by the Trustee or the Company, such Holder shall furnish an affidavit of loss and indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent, the Registrar, any co-Registrar and the Note Custodian from any loss that any of them may suffer if a Note is replaced.

(b)           Upon the issuance of any new Note under this Section 2.10, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) in connection therewith.

(c)           Every new Note issued pursuant to this Section 2.10 in exchange for any mutilated Note, or in lieu of any destroyed, lost or stolen Note, shall constitute an original additional contractual obligation of the Company, any Note Guarantor and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

Section 2.11.  Temporary Notes.  Until definitive Notes are ready for delivery, the Company may execute and upon Company Order the Trustee will authenticate and make available for delivery temporary Notes.  Temporary Notes will be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes.  Without unreasonable delay, the Company will prepare and execute and upon Company Order the Trustee will authenticate and make available for delivery definitive Notes.  After the preparation of definitive Notes, the temporary Notes will be exchangeable for definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder.  Upon surrender for cancellation of any one or more temporary Notes, the Company will execute and upon Company Order the Trustee will authenticate and make available for delivery in exchange therefor one or more definitive Notes representing an equal principal amount of Notes.  Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of definitive Notes.

Section 2.12.  Cancellation.  The Company at any time may deliver Notes to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel and dispose of cancelled Notes in accordance with its policy of disposal or return to the Company all Notes surrendered for registration of transfer, exchange, payment or cancellation.  The Company may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange upon Company Order.

Section 2.13.  Defaulted Interest.  When any installment of interest on Notes becomes Defaulted Interest, such installment shall forthwith cease to be payable to the Holders in whose names the Notes were registered on the Record Date applicable to such installment of interest.  Defaulted Interest (including any interest on such Defaulted Interest) shall be paid by the Company, at its elections, as provided in clause (a) or (b) below.

(a)           The Company may elect to make payment of any Defaulted Interest (including any interest payable on such Defaulted Interest) to the Holders in whose names the Notes are registered at the close of business on a special record date for the payment of such Defaulted Interest (a “Special Record Date”), which shall be fixed in the following manner.  The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Holders entitled to such Defaulted Interest as provided in this Section 2.13(a).  Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest, which shall be not more than 15 days and not less than ten days prior to the date of the proposed payment and not less than ten days after the receipt by the Trustee of the notice of the proposed payment.  The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be sent, first-class mail, postage prepaid, to each Holder at such Holder’s address as it appears in the Note Register, not less than ten days prior to such Special Record Date.  Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid to the Holders in whose names the Notes are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to Section 2.13(b); or

(b)           The Company may make payment of any Defaulted Interest (including any interest on such Defaulted Interest) in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this Section 2.13(b), such manner of payment shall be deemed practicable by the Trustee.  The Trustee shall in the name and at the expense of the Company cause prompt notice of the proposed payment and the date thereof to be sent, first-class mail, postage prepaid, to each Holder at such Holder’s address as it appears in the Note Register.

Section 2.14.  Additional Notes  (a)  The Company may, from time to time, subject to compliance with any other applicable provisions of this Indenture, without the consent of the Holders, create and issue pursuant to this Indenture Additional Notes that shall have terms and conditions identical to those of the other Outstanding Notes, except with respect to:

(i)            the issue date;

(ii)           the amount of interest payable on the first Interest Payment Date therefor;

(iii)          the issue price;

(iv)          any adjustments necessary in order to conform to and ensure compliance with the Securities Act (or other applicable securities laws) and any registration rights or similar agreement applicable to such Additional Notes, which are not adverse in any material respect to the Holder of any Outstanding Notes (other than such Additional Notes); and

(v)           any Additional Interest payable as provided in Section 2.15.

The Notes issued on the Issue Date and any Additional Notes shall be treated as a single class for all purposes under this Indenture; provided that the Company may use different CUSIP, ISIN or other similar numbers among Issue Date Notes and Additional Notes to the extent required to comply with securities or tax law requirements, including to permit delegending pursuant to Section 2.8(h).

(b)           With respect to any Additional Notes, the Company will set forth in an Officers’ Certificate pursuant to a resolution of the Board of Directors of the Company (the “Additional Note Board Resolutions”), copies of which will be delivered to the Trustee, the following information:

(i)            the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(ii)           the issue date and the issue price of such Additional Notes; provided that no Additional Notes may be issued at a price that would cause such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the Code, unless such Additional Notes have a separate CUSIP, ISIN or other similar number from other Notes; and

(iii)          whether such Additional Notes will be subject to transfer restrictions under the Securities Act (or other applicable securities laws).

Section 2.15.  Additional Interest Under Registration Rights Agreements.  Under certain circumstances, the Company may be obligated to pay Additional Interest to Holders, all as and to the extent set forth in the Issue Date Registration Rights Agreement or any Registration Rights Agreement applicable to Additional Notes.  The terms thereof are hereby incorporated herein by reference and such Additional Interest is deemed to be interest for purposes of this Indenture.

Section 2.16.  CUSIP/ISIN Numbers.  The Company in issuing the Notes may use the CUSIP, ISIN or other similar numbers (if then generally in use), and, if so, the Trustee shall use the CUSIP, ISIN or such other similar numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Company will promptly notify the Trustee in writing of any change in the CUSIP, ISIN or other similar numbers.

ARTICLE III

COVENANTS

Section 3.1.  Payment of Notes.  (a)  The Company shall pay the principal of and interest (including Defaulted Interest) on the Notes in U.S. Legal Tender on the dates and in the manner provided in the Notes and in this Indenture.  Prior to 10:00 a.m., New York City time, on each Interest Payment Date and the Maturity Date, the Company shall deposit with the Paying Agent in immediately available funds U.S. Legal Tender sufficient to make cash payments due on such Interest Payment Date or Maturity Date, as the case may be.  If the Company, a Note Guarantor or an Affiliate of the Company is acting as Paying Agent, the Company, such Note Guarantor or such Affiliate shall, prior to 10:00 a.m., New York City time, on each Interest Payment Date and the Maturity Date, segregate and hold in trust U.S. Legal Tender sufficient to make cash payments due on such Interest Payment Date or Maturity Date, as the case may be.  Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent (other than the Company, a Note Guarantor or an Affiliate of the Company) holds in accordance with this Indenture U.S. Legal Tender designated for and sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

(b)           Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States from principal or interest payments hereunder.

Section 3.2.  Maintenance of Office or Agency.  (a)  The Company shall maintain each office or agency required under Section 2.3.  The Company will give prompt written notice to the Trustee of any change in the location of any such office or agency.  If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b)           The Company may also from time to time designate one or more other offices or agencies (in or outside of New York City) where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in New York City for such purposes (which office can be the Corporate Trust Office of the Trustee).  The Company will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

Section 3.3.  Corporate Existence.  Subject to Article IV, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

Section 3.4.  Payment of Taxes and Other Claims.  The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges levied or imposed upon the Company or any Restricted Subsidiary or for which it or any of them are otherwise liable, or upon the income, profits or property of the Company or any Restricted Subsidiary and (ii) all lawful claims for labor, materials and supplies, which, if unpaid, might by law become a liability or Lien upon the property of the Company or any Restricted Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Company), is being maintained in accordance with GAAP or where the failure to effect such payment will not be disadvantageous to the Holders.

Section 3.5.  Compliance Certificate.  The Company shall deliver to the Trustee within 105 days after the end of each fiscal year of the Company an Officers’ Certificate that complies with TIA § 314(a)(4) stating that in the course of the performance by the signers of their duties as Officers of the Company or the Note Guarantors, as the case may be, they would normally have knowledge of any Default or Event of Default and whether or not the signers know of any Default or Event of Default that occurred during such period.  If they do, the certificate shall describe the Default or Event of Default, its status and what action the Company or the Note Guarantors are taking or propose to take with respect thereto.

Section 3.6.  Further Instruments and Acts.  The Company and each Note Guarantor will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 3.7.  Waiver of Stay, Extension or Usury Laws.  The Company and each Note Guarantor covenant (to the fullest extent permitted by applicable law) that they will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture.  The Company and each Note Guarantor hereby expressly waive (to the fullest extent permitted by applicable law) all benefit or advantage of any such law, and covenant that they will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 3.8.  Limitation on Incurrence of Additional Indebtedness.

(a)           The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness, including Acquired Indebtedness, nor cause or permit any Restricted Subsidiary to issue Preferred Stock except that:

(1)           the Company and any Note Guarantor may Incur Indebtedness, including Acquired Indebtedness and a Note Guarantor may issue Preferred Stock, and

(2)           any Restricted Subsidiary may Incur (i) Acquired Indebtedness not Incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation and (ii) Guarantees of the Bank Credit Facility (not otherwise incurred under clause (3) of paragraph (b) below) or Indebtedness pursuant to a Bank Credit Facility in an aggregate amount Incurred under this clause (2) and paragraph (b) below not to exceed the greater of (x) the Consolidated EBITDA of the Company for the Four Quarter Period as of the date of determination and (y) $75.0 million, if, at the time of and immediately after giving pro forma effect to the Incurrence thereof and the application of the proceeds therefrom, the Consolidated Leverage Ratio of the Company is not greater than 3.5 to 1.0.

(b)           Notwithstanding paragraph (a) above, the Company and its Restricted Subsidiaries, as applicable, may Incur the following Indebtedness (“Permitted Indebtedness”):

(1)           Indebtedness in respect of the Notes (including any Note Guarantee in respect thereof) (excluding Additional Notes) or any Exchange Notes (including any Note Guarantee in respect thereof) issued in exchange therefor in accordance with the Issue Date Registration Rights Agreement;

(2)           Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary permitted under this Indenture; provided that, if such Guarantee is made by a Restricted Subsidiary that is not a Note Guarantor, such Restricted Subsidiary will comply with the provisions of Section 3.15; provided further that, if any such Guarantee is of Subordinated Indebtedness, then the Note Guarantee of such Note Guarantor will be senior to such Note Guarantor’s Guarantee of such Subordinated Indebtedness;

(3)           Indebtedness Incurred by the Company or any Restricted Subsidiary (including any Guarantees in respect thereof) pursuant to a Bank Credit Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder in an aggregate principal amount at any time outstanding not to exceed $75.0 million, less the amount of any permanent repayments or reductions of commitments in respect of such Indebtedness made with the Net Cash Proceeds of an Asset Sale in order to comply with the provisions of Section 3.12; provided that the aggregate amount of Guarantees Incurred by Restricted Subsidiaries that are not Note Guarantors pursuant to either clause (2) of Section 3.8(a) or this clause (3) together shall not exceed the amount specified in such clause (2) of Section 3.8(a);

(4)           other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date other than Indebtedness under a Bank Credit Facility or otherwise specified under any of the other clauses of this Section 3.8(b);

(5)           Indebtedness (A) in respect of performance, bid, completion, surety or appeal bonds provided by the Company or any Restricted Subsidiary in the ordinary course of business or (B) under Hedging Obligations entered into by the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide hedging purposes;

(6)           (A)          intercompany Indebtedness between the Company and any Restricted Subsidiary or between any Restricted Subsidiaries; provided that:

(i)            if the Company or any Note Guarantor is the obligor on any such Indebtedness owed to a Restricted Subsidiary that is not a Note Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full of all obligations under the Notes and this Indenture, in the case of the Company, or such Note Guarantor’s Note Guarantee, in the case of any such Note Guarantor, and

(ii)           in the event that at any time any such Indebtedness ceases to be held by the Company or a Restricted Subsidiary, such Indebtedness will be deemed to be Incurred and not permitted by this clause (6) at the time such event occurs; or

(B)          issuance of Preferred Stock (i) by a Note Guarantor to the Company or another Note Guarantor or (ii) by a Restricted Subsidiary that is not a Note Guarantor to the Company or a Restricted Subsidiary; provided that, in the event such Preferred Stock is no longer held by the Company or a Note Guarantor, in the case of subclause (i), or by the Company or a Restricted Subsidiary, in the case of subclause (ii), such Preferred Stock will be deemed to be not permitted by this clause (6)(B) at the time such Preferred Stock is no longer held as provided in this clause (6)(B);

(7)           Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (including daylight overdrafts paid in full by the close of business on the day such overdraft was Incurred) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of Incurrence;

(8)           Refinancing Indebtedness in respect of:

(i)            Indebtedness (other than Indebtedness owed to the Company or any Subsidiary of the Company) Incurred pursuant to Section 3.8(a) (it being understood that no Indebtedness outstanding on the Issue Date is Incurred pursuant to Section 3.8(a)); or

(ii)           Indebtedness Incurred pursuant to clause (1) or (4) above (excluding Indebtedness with respect to the Convertible Debentures and Indebtedness outstanding on the Issue Date deemed to be Incurred under clause (3) above or Indebtedness owed to the Company or a Subsidiary of the Company) or this clause (8);

(9)           Indebtedness constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances or other similar instruments or Obligations issued in the ordinary course of business and not under a Bank Credit Facility, including letters of credit in respect of workers’ compensation claims or other Indebtedness Incurred with respect to reimbursement-type Obligations regarding workers’ compensation claims and other similar legislation; provided that, upon the drawing or other funding of any such letter of credit or other instrument or Obligation, such drawings or funding is reimbursed within 30 days;

(10)         Capitalized Lease Obligations and Purchase Money Indebtedness of the Company or any Restricted Subsidiary Incurred after the Issue Date in an aggregate principal amount at any one time outstanding, including all Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (10), not to exceed $15.0 million;

(11)         Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn outs or similar Obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(12)         Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Bank Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(13)         customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(14)         any performance-based forgivable loans granted to the Company or any Restricted Subsidiary for any current or new facility established by the Company or any Restricted Subsidiary, in each case, Incurred after the Issue Date for the purpose of providing customer care services, including, but not limited to, in-bound and outbound customer care service, database marketing, analytical services related to customer relationship management and other related activities, in an aggregate principal amount at any one time outstanding not to exceed $5.0 million;

(15)         Indebtedness Incurred by the Company in the ordinary course of business owed to a Cash Management Financial Institution in respect of overdraft facilities Incurred in accordance with clause (c) of the definition of “Cash Management Arrangements,” so long as any overdrafts are repaid within three Business Days after drawing;

(16)         Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for earn outs or similar obligations, in each case, (A) Incurred or assumed in connection with an Asset Acquisition included in clause (1) or (2) of the definition thereof, whether outstanding on the Issue Date or thereafter Incurred, (B) payable to the Person(s) selling the relevant business or Capital Stock, which Person(s) (or one or more individuals controlling such Person(s)) will continue to be part of the management of such acquired business or Person after the date of the relevant Asset Acquisition and (C) based on the profitability or other future performance of such acquired business or Person; and

(17)         (A) Indebtedness of the Company or any Restricted Subsidiary Incurred after the Issue Date, including all Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (17) and (B) issuance of Preferred Stock by any Restricted Subsidiary, in an aggregate principal amount of such Indebtedness described in clause (A) and an amount equal to the aggregate liquidation preference or aggregate maximum fixed repurchase price, whichever is greater, of such Preferred Stock described in clause (B), collectively, not to exceed $10.0 million in the aggregate at any one time outstanding (which amount, in the case of clause (B), may, but need not, be Incurred in whole or in part under a Bank Credit Facility); provided that the aggregate principal amount of any Indebtedness of any Restricted Subsidiary that is not a Note Guarantor Incurred and an amount equal to the aggregate liquidation preference or aggregate maximum fixed repurchase price, whichever is greater, of any Preferred Stock issued, in each case pursuant to this clause (17), collectively, will not exceed $5.0 million in the aggregate at any one time outstanding.

(c)           For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.8:

(1)           The amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP;

(2)           The accrual of interest, the accretion or amortization of original issue discount, the payment of regularly scheduled interest or dividends in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Disqualified Capital Stock or Preferred Stock in the form of additional Disqualified Capital Stock or Preferred Stock, as the case may be, with the same terms will not be deemed to be an Incurrence of Indebtedness or Preferred Stock for purposes of this Section 3.8; provided that any such outstanding additional Indebtedness or Disqualified Capital Stock or Preferred Stock paid in respect of Indebtedness Incurred pursuant to any provision of Section 3.8(b) will be counted as Indebtedness outstanding thereunder for purposes of any future Incurrence under such provision;

(3)           Indebtedness or Preferred Stock permitted under this Section 3.8 need not be permitted solely by reference to one provision permitting such Indebtedness or Preferred Stock but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.8 permitting such Indebtedness or Preferred Stock.

(4)           In the event that Indebtedness or Preferred Stock meets the criteria of more than one of the clauses of Section 3.8(b), or is entitled to be Incurred pursuant to Section 3.8(a), the Company, in its sole discretion, will be permitted to classify such Indebtedness or Preferred Stock at the time of its Incurrence in any manner that complies with this Section 3.8.  In addition, any Indebtedness or Preferred Stock originally classified as Incurred pursuant to any clause of Section 3.8(b) may later be reclassified by the Company, in its sole discretion, such that it will be deemed to be Incurred pursuant to another of such clauses of Section 3.8(b) to the extent that such reclassified Indebtedness or Preferred Stock could be Incurred pursuant to such other clause of Section 3.8(b) at the time of such reclassification.  Notwithstanding the foregoing, Indebtedness under the Bank Credit Facility outstanding on the Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided in clause (3) of Section 3.8(b); and

(5)           For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced.

Section 3.9.  Limitation on Layered Indebtedness.

The Company will not, and will not permit any Note Guarantor to, directly or indirectly, Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness, unless such Indebtedness is expressly subordinate in right of payment to the Notes or, in the case of a Note Guarantor, its Note Guarantee, to the same extent and on the same terms as such Indebtedness is subordinate to such other Indebtedness; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

Section 3.10.  Limitation on Restricted Payments.

(a)           The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, take any of the following actions (each, a “Restricted Payment”):

(I)            declare or pay any dividend or return of capital or make any distribution on or in respect of shares of Capital Stock of the Company or any Restricted Subsidiary to holders of such Capital Stock, other than:

(A)         dividends or distributions payable in Qualified Capital Stock of the Company,

(B)          dividends or distributions payable to the Company and/or a Restricted Subsidiary, or

(C)          dividends, distributions or returns of capital made on a pro rata basis to the Company and its Restricted Subsidiaries, on the one hand, and minority holders of Capital Stock of a Restricted Subsidiary, on the other hand (or on less than a pro rata basis to any minority holder or on greater than a pro rata basis to any minority holder to cure any shortfall distribution amount in pro rata distributions payable to such minority holder arising as a result of priority distributions payable to the Company or a Restricted Subsidiary from the prior year pursuant to such Restricted Subsidiary’s limited liability company or similar agreement);

(II)           purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company;

(III)         make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, as the case may be, any Subordinated Indebtedness (other than Subordinated Indebtedness of the Company or any Restricted Subsidiary of the Company to the extent permitted under clause (6) of Section 3.8(b)); or

(IV)         make any Investment (other than Permitted Investments);

if at the time of the Restricted Payment immediately after giving effect thereto:

(1)           a Default or an Event of Default shall have occurred and be continuing;

(2)           the Company is not able to Incur at least $1.00 of additional Indebtedness pursuant to Section 3.8(a); or

(3)           the aggregate amount (the amount expended for these purposes, if other than in cash, being the Fair Market Value of the relevant property) of the proposed Restricted Payment and all other Restricted Payments made subsequent to the Issue Date up to the date thereof, less any Investment Return calculated as of the date thereof, shall exceed the sum of:

(A)         the excess (or deficit) of:

(i)            the cumulative Consolidated EBITDA of the Company over (or under)

(ii)           1.4 times the cumulative Consolidated Net Interest Expense of the Company,

accrued during the period, treated as one accounting period, beginning on the first full fiscal quarter after the Issue Date to the end of the most recent fiscal quarter for which consolidated financial information of the Company is available; plus

(B)          100% of the aggregate net cash proceeds received by the Company from any Person from any:

(i)            contribution to the equity capital of the Company not representing an interest in Disqualified Capital Stock or issuance and sale of Qualified Capital Stock of the Company, in each case, subsequent to the Issue Date, or

(ii)           issuance and sale subsequent to the Issue Date (and, in the case of Indebtedness of a Restricted Subsidiary, at such time as it was a Restricted Subsidiary) of any Indebtedness for borrowed money of the Company or any Restricted Subsidiary that has been converted into or exchanged for Qualified Capital Stock of the Company, excluding, in each case, any net cash proceeds:

(x)	received from a Subsidiary of the Company,

(y)
received from employees, former employees, directors or consultants of the Company or any of its Subsidiary to the extent applied pursuant to clause (4) of Section 3.10(b) or funded by advances pursuant to clause (11)(B) or (12) of the definition of “Permitted Investments”, or

(z)	applied in accordance with clause (2) or (3) of Section 3.10(b); plus

(C)        $2.5 million.

(b)           Notwithstanding the provisions of Section 3.10(a), this Section 3.10 does not prohibit:

(1)           the payment of any dividend (including any dividend on Disqualified Capital Stock) within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration pursuant to the preceding paragraph;

(2)           the acquisition of any shares of Capital Stock of the Company:

(A)         in exchange for Qualified Capital Stock of the Company, or

(B)          through the application of the net cash proceeds received by the Company from a substantially concurrent sale of Qualified Capital Stock of the Company or a contribution to the equity capital of the Company not representing an interest in Disqualified Capital Stock, in each case not received from a Subsidiary of the Company;

provided that the value of any such Qualified Capital Stock issued in exchange for such acquired Capital Stock and any such net cash proceeds will be excluded from clause (3)(B) of Section 3.10(a) (and were not included therein at any time);

(3)           the voluntary prepayment, purchase, defeasance, redemption or other acquisition or retirement for value of any Subordinated Indebtedness solely in exchange for, or through the application of net cash proceeds of a substantially concurrent sale, other than to a Subsidiary of the Company, of:

(A)         Qualified Capital Stock of the Company, or

(B)          Refinancing Indebtedness for such Subordinated Indebtedness;

provided that the value of any Qualified Capital Stock issued in exchange for Subordinated Indebtedness and any net cash proceeds referred to above will be excluded from clause (3)(B) of Section 3.10(a) (and were not included therein at any time);

(4)           if no Default or Event of Default shall have occurred and be continuing, any purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock from employees, former employees, directors or consultants of the Company or its Subsidiaries (or permitted transferees of such employees, former employees, directors or consultants) in an amount (i) not to exceed $2.0 million in any calendar year plus (ii) the amount in any calendar year equal to the net cash proceeds from the sale of Qualified Capital Stock of the Company to employees, members of management, directors or consultants of the Company, any of its Subsidiaries that occurs after the Issue Date, to the extent net cash proceeds from the sale of such Qualified Capital Stock have not otherwise been applied to the payment of Restricted Payments; provided that (x) unused amounts in any calendar year may be carried over to succeeding calendar years so long as Restricted Payments made under this clause (4) shall not exceed $25.0 million in the aggregate from the Issue Date and (y) cancellation of Indebtedness borrowed from the Company by employees, members of management, directors or consultants of the Company, or any of the Company’s Restricted Subsidiaries, in lieu of cash payment for Qualified Capital Stock of the Company to effect a repurchase of Qualified Capital Stock of the Company will not be deemed to constitute a Restricted Payment for purposes of this Section 3.10 or any other provision of this Indenture;

(5)           the declaration and payment of dividends to holders of any class of Disqualified Capital Stock of the Company or any of its Restricted Subsidiaries issued in accordance with the provisions of Section 3.08 to the extent such dividends are included in the definition of “Consolidated Net Interest Expense”;

(6)           any non-cash purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock of the Company deemed to occur upon exercise of options, warrants or other securities, if such Capital Stock represents a portion of the exercise price of such options, warrants or other securities;

(7)           cash payments in lieu of the issuance of fractional shares in an aggregate amount not to exceed $1.0 million since the Issue Date;

(8)           the repurchase, redemption defeasance or other acquisition or retirement for value of the Convertible Debentures;

(9)           the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described in Section 3.12 and Section 3.21; provided that all Notes validly tendered by Holders of such Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(10)         any purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock from employees, former employees, directors or consultants of the Company or its Subsidiaries (or permitted transferees of such employees, former employees, directors or consultants) to satisfy any applicable tax withholding obligations of employees, former employees, directors or consultants of the Company or its Subsidiaries; provided that any such purchase, repurchase, redemption, retirement or other acquisition for value is permitted pursuant to the underlying equity incentive plan or restricted stock or restricted stock unit grant; and

(11)         other Restricted Payments taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed $5.0 million in the aggregate.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (1) (without duplication for the declaration of the relevant dividend), (7) and (9) above will be included in such calculation and amounts expended pursuant to clauses (2) through (6), (8), (10) and (11) will not be included in such calculation.

Section 3.11.  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)           Except as provided in Section 3.11(b) below, the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)           pay dividends or make any other distributions on or in respect of its Capital Stock to the Company or any Restricted Subsidiary of which it is a Subsidiary or pay any Indebtedness owed to the Company or any other Restricted Subsidiary of which it is a Subsidiary;

(2)           make loans or advances to, or Guarantee any Indebtedness or other obligations of, or make any Investment in, the Company or any other Restricted Subsidiary of which it is a Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to be a restriction on the ability to make loans or advances); or

(3)           transfer any of its property or assets to the Company or any other Restricted Subsidiary of which it is a Subsidiary.

(b)           The provisions of Section 3.11(a) above will not apply to encumbrances or restrictions existing under or by reason of:

(1)           applicable law, rule, regulation, order or governmental license, permit or concession;

(2)           this Indenture;

(3)           any agreement as in effect on the Issue Date, including pursuant to the Bank Credit Facility and the related documentation and Hedging Obligations;

(4)           customary non-assignment provisions of any contract and customary provisions restricting assignment or subletting in any lease governing a leasehold interest of any Restricted Subsidiary, or any customary restriction on the ability of a Restricted Subsidiary to dividend, distribute or otherwise transfer any asset which secures Indebtedness secured by a Lien, in each case permitted to be Incurred under this Indenture;

(5)           in respect of a Restricted Subsidiary acquired by the Company or any Restricted Subsidiary after the Issue Date (other than an encumbrance related to Indebtedness Incurred in connection with, or in anticipation or contemplation of, such acquisition), which encumbrance or restriction is outstanding on the date of such acquisition and is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(6)           restrictions with respect to a Restricted Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary; provided that such restrictions apply solely to the Capital Stock or assets of such Restricted Subsidiary being sold;

(7)           customary restrictions imposed on the transfer of copyrighted or patented materials;

(8)           restrictions on cash or other deposits or net worth imposed by clients under contracts entered into in the ordinary course of business, including cash paid to any Subsidiary as an advance for media or production expenses;

(9)           customary provisions in joint venture agreements and other similar agreements or arrangements relating solely to such joint venture; or

(10)         an agreement governing Indebtedness Incurred to Refinance Indebtedness issued, assumed or Incurred pursuant to an agreement referred to in clause (2), (3) or (5) of this Section 3.11(b); provided that such Refinancing agreement is not materially more restrictive with respect to such encumbrances or restrictions than those contained in the agreement referred to in such clause (2), (3) or (5).

Section 3.12.  Limitation on Sales of Assets and Subsidiary Stock.

(a)           The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)           the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of as determined in good faith by the Board of Directors of the Company (including the value of all non-cash consideration);  and

(2)           at least 75% of the consideration received for the assets sold by the Company or the Restricted Subsidiary, as the case may be, in the Asset Sale will be in the form of cash, Cash Equivalents or assets or Capital Stock which the Company or a Permitted Investing Subsidiary would be permitted to use the Net Cash Proceeds from such Asset Sale to purchase or invest in, if any, pursuant to clause (2) of Section 3.12(b).

For the purposes of this clause (2), the following are deemed to be cash:

(i)            Indebtedness and other liabilities shown on the most recent consolidated balance sheet of the Company prior to the date of such Asset Sale (other than Subordinated Indebtedness) (i) that are assumed by the transferee of any such assets and (ii) for which the Company and its Restricted Subsidiaries are released from all liability at the time of such Asset Sale;

(ii)           any securities, notes or other Obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted, sold or exchanged by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 90 days, to the extent of the cash or Cash Equivalents received in that conversion, sale or exchange; and

(iii)         any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed $5.0 million, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(b)           The Company or a Restricted Subsidiary, as the case may be, may (subject to the proviso in clause (2) below) apply the Net Cash Proceeds of any such Asset Sale within 360 days thereof to:

(1)           prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise retire for value (collectively, “repay”) any:

(i)            secured Indebtedness of the Company or a Restricted Subsidiary;

(ii)           Indebtedness of any Restricted Subsidiary that is not a Note Guarantor; or

(iii)          any Senior Indebtedness, provided that, if the Company repays any Senior Indebtedness other than the Notes, it must repay Notes or make an offer to repurchase the Notes at a price equal to or above 100% of the principal amount thereof, whether or not the Holders accept such offer, in each case on a pro rata basis with such other Senior Indebtedness;

in the case of each of clauses (i) through (iii) above, constituting Indebtedness for borrowed money or Capitalized Lease Obligations, and permanently reduce the commitments with respect thereto without Refinancing; or

(2)           purchase or otherwise invest in:

(i)           assets (other than current assets as determined in accordance with GAAP or Capital Stock) to be used by the Company or a Permitted Investing Subsidiary in a Permitted Business or capital expenditures;

(ii)           all or substantially all of the assets of a Permitted Business or properties; or

(iii)          Capital Stock of:  (A) a Restricted Subsidiary held by a Person other than the Company or any of its Restricted Subsidiaries or (B) a Person engaged in a Permitted Business that becomes, upon the purchase or investment, a Wholly Owned Subsidiary or, in the case of an Asset Sale in respect of assets or Capital Stock of a Restricted Subsidiary, a Restricted Subsidiary of which the Company owns, directly or indirectly, an equal or greater percentage of the economic and voting interests of its Capital Stock as it does (immediately prior to such Asset Sale) in respect of the Restricted Subsidiary whose assets or Capital Stock are included in such Asset Sale;

provided that (A) the following Persons may make a purchase or investment in accordance with the foregoing:  (x) the Company, (y) a Wholly Owned Subsidiary or (z) in the case of an Asset Sale in respect of assets or Capital Stock held by a Restricted Subsidiary only, a Restricted Subsidiary of which the Company, owns directly or indirectly, an equal or greater percentage of the economic and voting interests of its Capital Stock as it does of the Restricted Subsidiary that made such Asset Sale and (B) no purchase from the Company or any Restricted Subsidiary will satisfy the provisions of this clause (2) (each, other than the Company, a “Permitted Investing Subsidiary”);

provided that (x) in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment so long as the Company, or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 90 days of such commitment (an “Acceptable Commitment”) and such Net Cash Proceeds are actually applied to satisfy such commitment within the later of (i) 360 days after receipt of the Net Cash Proceeds from the related Asset Sale and (ii) 90 days after the date of such binding commitment and (y) to the extent such Net Cash Proceeds are not actually applied to satisfy such commitment within the period set forth in clause (x) above, the Net Cash Proceeds not so applied shall constitute Excess Proceeds.

(c)           To the extent all or a portion of the Net Cash Proceeds of any Asset Sale are not applied within 360 days thereof (or such longer period as permitted pursuant to an Acceptable Commitment as provided in Section 3.12(b) above) as described in clause (1) or (2) of Section 3.12(b) above (“Excess Proceeds”), the Company will make an offer to purchase Notes (an “Asset Sale Offer”), at a purchase price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, to the date of purchase (the “Asset Sale Offer Amount”).  The Company will purchase pursuant to an Asset Sale Offer from all tendering Holders on a pro rata basis in the manner provided in Section 5.5, and, at the Company’s option, on a pro rata basis with the holders of any other Senior Indebtedness with similar provisions requiring the Company to offer to purchase the other Senior Indebtedness with the proceeds of Asset Sales, that principal amount (or accreted value in the case of Indebtedness issued with original issue discount) of Notes and the other Senior Indebtedness to be purchased equal to such unapplied Net Cash Proceeds.  The Company may satisfy its Obligations under this Section 3.12 with respect to any Net Cash Proceeds by making an Asset Sale Offer prior to the expiration of 360 days from the relevant Asset Sale (or, in the event an Acceptable Commitment has been entered into as set forth in Section 3.12(b) above, the later date of the 360th day following the Asset Sale or the expiration of the 90-day period set forth in Section 3.12(b) above).

(d)           The purchase of Notes pursuant to an Asset Sale Offer will occur not less than 20 Business Days following the date thereof, or any longer period as may be required by law, nor more than 45 days following the 360th day following the Asset Sale (or, in the event an Acceptable Commitment has been entered into as set forth in Section 3.12(b), the later date of the 360th day following the Asset Sale or the expiration of the 90-day period set forth in such Section 3.12(b)).  The Company may, however, defer an Asset Sale Offer until there is an aggregate amount of unapplied Net Cash Proceeds from one or more Asset Sales equal to or in excess of $7.5 million.  At that time, the entire amount of unapplied Net Cash Proceeds, and not just the amount in excess of $7.5 million, will be applied as required pursuant to this Section 3.12.  Pending application in accordance with this Section 3.12, Net Cash Proceeds will be applied to temporarily reduce revolving credit borrowings, Invested in Cash Equivalents or used for general corporate purposes.

(e)           Each Asset Sale Offer Notice will be mailed first class, postage prepaid, to the record Holders as shown on the register of Holders within 30 days following such 360th day (or, in the event an Acceptable Commitment has been entered into as set forth in Section 3.12(b) above, the later date of the 360th day following the Asset Sale or the expiration of the 90-day period set forth in such Section 3.12(b)), with a copy to the Trustee offering to purchase the Notes as described above.  Each Asset Sale Offer Notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the “Asset Sale Offer Payment Date”).  Upon receiving notice of an Asset Sale Offer, Holders may elect to tender their Notes in whole or in part in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof in exchange for cash.

(f)            On the Asset Sale Offer Payment Date, the Company will, to the extent lawful:

(1)           accept for payment all Notes or portions thereof properly tendered pursuant to the Asset Sale Offer;

(2)           deposit with the Paying Agent funds in an amount equal to the Asset Sale Offer Amount in respect of all Notes or portions thereof so tendered; and

(3)           deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

(g)           To the extent Holders of Notes and holders of other Senior Indebtedness, if any, which are the subject of an Asset Sale Offer properly tender and do not withdraw Notes or the other Senior Indebtedness in an aggregate amount exceeding the amount of unapplied Net Cash Proceeds, the Company will purchase the Notes and the other Senior Indebtedness on a pro rata basis (based on amounts tendered).  If only a portion of a Note is purchased pursuant to an Asset Sale Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the principal amount of a global Note will be made, as appropriate).  Notes (or portions thereof) purchased pursuant to an Asset Sale Offer will be cancelled and cannot be reissued.  Upon completion of an Asset Sale Offer, the amount of Net Cash Proceeds will be reset at zero.  Accordingly, to the extent that the aggregate amount of Notes and other Indebtedness tendered pursuant to an Asset Sale Offer is less than the aggregate amount of unapplied Net Cash Proceeds, the Company may use any remaining Net Cash Proceeds for general corporate purposes of the Company and its Restricted Subsidiaries.

(h)           The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with the purchase of Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 3.12, the Company will comply with these laws and regulations and will not be deemed to have breached its obligations under this Section 3.12 by doing so.

Section 3.13.  Limitation on Transactions with Affiliates.

(a)           The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), unless:

(1)           the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arms’-length basis from a Person that is not an Affiliate of the Company;

(2)           in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of $5.0 million, the terms of such Affiliate Transaction will be approved by a majority of the members of the Board of Directors of the Company (including a majority of the disinterested members thereof), the approval to be evidenced by a Board Resolution stating that the Board of Directors has determined that such transaction complies with the preceding provisions; and

(3)           in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of $15.0 million, the Company will, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such Affiliate Transaction to the Company and the relevant Restricted Subsidiary (if any) from a financial point of view from an Independent Financial Advisor and file the same with the Trustee.

(b)           The provisions of Section 3.13(a) will not apply to:

(1)           Affiliate Transactions with or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries;

(2)           the entering into, maintaining or performing of any collective bargaining agreement; benefit plan; stock option, share ownership, phantom stock or similar plan; program, contract or other similar arrangement for or with any employee, officer, director or consultant of the Company or its Subsidiaries entered into in the ordinary course of business in good faith by the Company, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements;

(3)           the payment of reasonable and customary fees and indemnities (including under customary insurance) to current and former directors, officers and consultants of the Company and its Subsidiaries;

(4)           Affiliate Transactions undertaken pursuant to any contractual obligations or rights in existence on the Issue Date (as in effect on the Issue Date with modifications and extensions thereof not materially adverse to the Company and its Restricted Subsidiaries);

(5)           any Restricted Payments made in compliance with Section 3.10 or Permitted Investments;

(6)           transactions with customers, clients, suppliers, or purchasers or sellers of goods or services that are Affiliates of the Company solely because the Company, directly or indirectly, owns Capital Stock in, or controls any such Person, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are, in the reasonable determination of the Board of Directors or senior management of the Company, on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; provided that this clause (6) will not apply to Unrestricted Subsidiaries;

(7)           the issuance of Qualified Capital Stock of the Company to any Permitted Holder or to any director, officer, employee or consultant of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries; or

(8)           loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business in accordance with past practices of the Company or any Restricted Subsidiary, as applicable.

Section 3.14.  Limitation on Liens.

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur or suffer to exist any Liens of any kind (except for Permitted Liens) against or upon any of their respective properties or assets, whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, to secure any Indebtedness unless contemporaneously therewith effective provision is made:

(1)           in the case of the Company or any Restricted Subsidiary other than a Note Guarantor, to secure the Notes and all other amounts due under this Indenture; and

(2)           in the case of a Note Guarantor, to secure such Note Guarantor’s Note Guarantee of the Notes and all other amounts due under this Indenture,

in each case, equally and ratably with such Indebtedness (or, in the event that such Indebtedness is subordinated in right of payment to the Notes or such Note Guarantee, as the case may be, prior to such Indebtedness) with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien.

Section 3.15.  Limitation on Guarantees of Company or Note Guarantor Indebtedness.

The Company will not permit any Restricted Subsidiary that is not a Note Guarantor to Guarantee any Indebtedness of the Company or a Note Guarantor or to secure any Indebtedness of the Company or a Note Guarantor with a Lien on the assets of such Restricted Subsidiary (other than Indebtedness of Restricted Subsidiaries that are not Wholly Owned Subsidiaries under one or more Bank Credit Facilities in an aggregate principal amount not to exceed the greater of (x) the Consolidated EBITDA of the Company for the Four Quarter Period as of the date of determination and (y) $80.0 million), unless contemporaneously therewith (or prior thereto) effective provision is made to Guarantee or secure the Notes, as the case may be, on an equal and ratable basis with such Guarantee or Lien for so long as such Guarantor or Lien remains effective, and in an amount equal to the amount of Company or Note Guarantor Indebtedness so Guaranteed or secured; provided, however, that any Guarantee by a Restricted Subsidiary of Subordinated Indebtedness of the Company or a Note Guarantor will be subordinated and junior in right of payment to the contemporaneous Guarantee of the Notes by such Restricted Subsidiary; and provided further that the Company will not permit a Restricted Subsidiary to Guarantee or secure any Capital Stock of the Company or a Note Guarantor.

Section 3.16.  Ongoing Reporting.

(a)           Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes remain outstanding, the Company will provide to the Trustee (who, at the Company’s expense, will furnish by mail to the Holders) and post on its website (if not filed with the Commission), the annual, quarterly and other periodic reports and information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections 13 and 15(d), within 15 days after the times specified for the filing of the information, documents and reports under such Sections for “non-accelerated filers.”  Notwithstanding the foregoing, this Section 3.16 will not require any financial statements or other information or disclosure required pursuant to Rule 3-10 of Regulation S-X under the Securities Act (or any successor provision).

(b)           For so long as any Notes remain outstanding, at any time when the Company is not subject to or is not current in its reporting obligations under Section 13 or 15(d) of the Exchange Act, the Company will make available, upon request, to any Holder and any prospective purchaser of Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act.

(c)           Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (5) of Section 6.1(a) until 120 days after the date any report hereunder is due.

(d)           Delivery of such reports, information and documents to the Trustee and any other material to the Trustee hereunder is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 3.17.  Limitation on Business Activities.

The Company and its Restricted Subsidiaries will not engage in any business other than a Permitted Business, except for any businesses that are not material to the Company and its Restricted Subsidiaries taken as a whole.

Section 3.18.  Limitation on Sale and Leaseback Transactions.

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property unless:

(1)           it would be entitled to:

 (A)          Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to Section 3.8; and

 (B)          create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to Section 3.14;

(2)           the net proceeds received by the Company or such Restricted Subsidiary in connection with such Sale and Leaseback Transaction represent the Fair Market Value of such property; and

(3)           the transfer of such property is permitted by, and the Company or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, Section 3.12.

Section 3.19.  Limitation on Designation of Unrestricted Subsidiaries.

(a)           The Company may designate after the Issue Date any Subsidiary of the Company (other than Crispin Porter) as an Unrestricted Subsidiary (a “Designation”) only if:

(1)           no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(2)           such Subsidiary and any of its Subsidiaries do not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any Restricted Subsidiary other than a Subsidiary of such Subsidiary to be Designated;

(3)           either (i) such Subsidiary to be so Designated has consolidated assets of $1,000 or less or (ii) the Company would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation and treating such Designation as an Investment at the time of Designation) under Section 3.10 in the amount (the “Designation Amount”) specified in the definition of Investment; and

(4)           the terms of any Affiliate Transaction between the Subsidiary being Designated (and its Subsidiaries) would be permitted under Section 3.13 if entered into immediately following such Designation.

(b)           The Company will cause each Subsidiary to be either (i) an Unrestricted Subsidiary in accordance with this section or (ii) party to and participant in the Cash Management Arrangements.

(c)           Neither the Company nor any Restricted Subsidiary will at any time:

(1)           provide credit support for, subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, or Guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness);

(2)           be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary;

(3)           be directly or indirectly liable for any Indebtedness (other than a Bank Credit Facility) which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary; or

(4)           have any direct or indirect obligation to subscribe for additional Capital Stock of such Person or maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

(d)           The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) only if:

(1)           No Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

(2)           all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of this Indenture;

(3)           the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so Designated (including any Guarantee by the Company or any of its Restricted Subsidiaries of any Indebtedness of such Subsidiary) will be deemed to be a Restricted Investment made as of the time of such designation, and such Investment would be permitted to be made under Section 3.10; and

(4)           such Subsidiary becomes on or before the date of Revocation a party to the Cash Management Arrangements.

(e)           The Designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be deemed to include the Designation of all of the Subsidiaries of such Subsidiary.  All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Company, delivered to the Trustee certifying compliance with the preceding paragraphs (a) through (d) of this Section 3.19.

Section 3.20  Payments for Consent.

Neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the Notes, unless the consideration is offered to be paid or agreed to be paid to all Holders of the Notes which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 3.21.  Change of Control.

(a)           Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof (provided that the unpurchased portion will be in a denomination of at least $2,000)) of the Holder’s Notes at a purchase price (the “Change of Control Payment”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon through the Change of Control Payment Date, as provided below; provided that the Company will not be required to purchase Notes pursuant to this Section 3.21 in the event that it has exercised its right to redeem all of the Notes in accordance with the provisions of Article V or if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes or portions thereof validly tendered and not withdrawn under such Change of Control Offer.

(b)           Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first-class mail, a notice to each Holder, with a copy to the Trustee, offering to purchase the Notes as described above (a “Change of Control Offer”).  The Change of Control Offer will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the “Change of Control Payment Date”).

(c)           On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)           accept for payment all Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2)           deposit with the Paying Agent funds in an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)           deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

(d)           If only a portion of a Note is purchased pursuant to a Change of Control Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the principal amount of a Global Note will be made, as appropriate).  Notes (or portions thereof) purchased pursuant to a Change of Control Offer will be cancelled and cannot be reissued.

(e)           A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(f)           The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations in connection with the purchase of Notes in connection with a Change of Control Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.21, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by doing so.

Section 3.22.  Payment of Additional Amounts.

(a)           All payments made by the Company under or with respect to the Notes, or by any Note Guarantor pursuant to the Note Guarantees, will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (collectively, “Taxes”) imposed or levied by or on behalf of any government or political subdivision or territory or possession of any government or authority or agency therein or thereof having the power to tax (each a “Taxing Authority”), unless the Company or such Note Guarantor is required to withhold or deduct Taxes under any law or by the interpretation, application or administration thereof.  If, after the Issue Date, the Company or such Note Guarantor, as the case may be, is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes or the Note Guarantees, as the case may be, the Company or such Note Guarantor, as the case may be, will pay to each Holder of Notes that are Outstanding on the date of the required payment, such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by such Holder (including the Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a Holder or beneficial owner of the Notes (an “Excluded Holder”):

(1)           with which the Company or such Note Guarantor does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment,

(2)           which is subject to such Taxes by reason of its being or having been connected with a jurisdiction imposing such tax otherwise than by the mere holding, use or ownership, or deemed holding, use or ownership, of the Notes or the receipt of payments thereunder (as a matter of, for example, citizenship, nationality, residence, domicile, or existence of a business or permanent establishment, a dependent agent, a place of business or a place of management present or deemed present within the Taxing Authority),

(3)           which failed to duly and timely comply with a timely request of the Company to provide information, documents or other evidence concerning such Holder’s or beneficial owner’s nationality, residence, entitlement to treaty benefits or identity, if and to the extent that (A) such Holder or beneficial owner was legally able to comply with such request and (B) due and timely compliance with such request is required by applicable law as a precondition to reduction or elimination of, and would have reduced or eliminated, any Taxes as to which Additional Amounts would have otherwise been payable to such Holder or beneficial owner but for this clause (3),

(4)           which is a fiduciary or a partnership or not the sole beneficial owner of the relevant Note, if and to the extent that any beneficiary or settlor with respect to such fiduciary, any partner with respect to such partnership or any beneficial owner of such Note (as the case may be) would not have been entitled to receive Additional Amounts with respect to the payment in question had such beneficiary, settlor, partner or beneficial owner been the sole beneficial owner of such Note,

(5)           in respect of any estate, gift, inheritance, value added, excise, transfer, intangible or similar tax,

(6)           in respect of withholdings or deductions imposed on a payment to an individual that are required to be made pursuant to the European Union Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive,

(7)           if and to the extent that such payment could have been made without deduction or withholding of such Taxes had the relevant Note been presented for payment (where presentation is required for payment) within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof was duly provided for, whichever was later (except to the extent that such Holder or beneficial owner would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period), or

(8)           any combination of the above clauses in this proviso.

The Company or such Note Guarantor will also make such withholding or deduction, and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

(b)           The Company or the Note Guarantor will furnish to the Holders, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, copies of tax receipts, if any, evidencing that such payment has been made by the Company or such Note Guarantor, as applicable.  The Company or any Note Guarantor will indemnify and hold harmless each Holder or beneficial owner of Notes (without duplication) that are Outstanding on the date of the required payment (other than an Excluded Holder) and upon written request reimburse each such Holder or beneficial owner (other than an Excluded Holder) for the amount of:  (A) any Taxes so levied or imposed and paid by such Holder or beneficial owner (without duplication) as a result of payments made under or with respect to the Notes, and (B) any Taxes imposed with respect to any reimbursement under clause (A) immediately above, in each case without duplication of any payment made by the Company or a Note Guarantor pursuant to Section 3.22(a) (such amount provided in clauses (A) and (B) collectively, a “Reimbursement Payment”).

At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Company becomes obligated to pay Additional Amounts with respect to such payment, the Company will deliver to the Trustee an Officers’ Certificate stating the fact that such Additional Amounts will be payable, and the amounts so payable and will set forth such other information as is necessary to enable the Trustee to pay such Additional Amounts to the Holders of the Notes on the payment date.

(c)           Whenever in this Indenture there is mentioned, in any context: (i) the payment of principal (and premium, if any), (ii) purchase prices in connection with a repurchase or a redemption of Notes, (iii) interest, or (iv) any other amount payable on or with respect to any of the Notes or the Note Guarantees, such mention shall be deemed to include mention of the payment of Additional Amounts and Reimbursement Payments provided for in this Section 3.22 to the extent that, in such context, Additional Amounts or Reimbursement Payments are, were or would be payable in respect thereof.

Section 3.23.  Covenant Suspension.

(a)           Beginning on a Covenant Suspension Date and ending on the next Reversion Date (such period, a “Suspension Period”) with respect to the Notes, the Company and the Restricted Subsidiaries will not be subject to the covenants provided in Section 3.8, Section 3.9, Section 3.10, Section 3.11, Section 3.12, Section 3.13, Section 3.15, Section 3.17, clauses (1)(A), (2) and (3) of Section 3.18, Section 3.19 and clause (2) of Section 4.1(a) (collectively, the “Suspended Covenants”)

(b)           On each Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified as having been outstanding on the Issue Date, so that it is classified as permitted under clause (4) of Section 3.8(b).  Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 3.10 will be made as though the provisions of Section 3.10 had been in effect prior to, but not during, the Suspension Period (and, for the avoidance of doubt, all Consolidated EBITDA and other amounts attributable to the Suspension Period that would otherwise increase the amount of Restricted Payments available to be made pursuant to any clause of Section 3.10 (including clause (3) of Section 3.10(a)) shall be excluded in determining the amount of Restricted Payments available to be made following the Reversion Date).  In addition, no Default or Event of Default will be deemed to have occurred on the relevant Reversion Date as a result of any actions taken by the Company or its Restricted Subsidiaries during the Suspension Period with respect to the Suspended Covenants.

(c)           For purposes of Section 3.12, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

(d)           Notwithstanding any of the foregoing, during a Suspension Period, the Board of Directors of the Company will not be entitled to designate any Subsidiary as an Unrestricted Subsidiary and all references to Restricted Subsidiaries shall be deemed to refer to Subsidiaries.

(e)           The Company will deliver to the Trustee written notice of the occurrence of each Covenant Suspension Date and each Reversion Date promptly upon the occurrence thereof, but in any event, within five Business Days after the occurrence thereof.

ARTICLE IV

SUCCESSOR COMPANY

Section 4.1.  Merger, Consolidation and Sale of Assets.

(a)           The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person (whether or not the Company is the surviving or continuing Person), or sell, assign, transfer, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, convey or otherwise dispose of) all or substantially all of the properties and assets of the Company or the Company and its Restricted Subsidiaries taken as a whole (determined on a consolidated basis for the Company and its Restricted Subsidiaries), to any Person, unless:

(1)           either:

 (A)          the Company shall be the surviving or continuing corporation; or

 (B)          the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Successor Company”):

(i)         will be a corporation organized and validly existing under the laws of (x) the United States or any State thereof or the District of Columbia or (y) Canada or any province or territory thereof, and

(ii)        will expressly assume, by supplemental indenture (in form reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium (including any Additional Amounts), if any, and interest (including any Additional Interest, if any) on all of the Notes and the performance and observance of every covenant of the Notes, this Indenture and the relevant Registration Rights Agreement on the part of the Company to be performed or observed;

(2)           immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(ii) above (including giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred or anticipated to be Incurred in connection with or in respect of such transaction), the Company or such Successor Company, as the case may be, is able to Incur at least $1.00 of additional Indebtedness pursuant to Section 3.8(a);

(3)           immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(ii) above (including, without limitation, giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of such transaction), no Default or Event of Default shall have occurred or be continuing;

(4)           each Note Guarantor (including Persons that become Note Guarantors as a result of such transaction) has confirmed by supplemental indenture that its Note Guarantee will apply to the Obligations of the Successor Company in respect of this Indenture and the Notes; and

(5)           the Company or the Successor Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger, sale, assignment, transfer, conveyance or other disposition and, if required in connection with such transaction, the supplemental indenture, comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to the transaction have been satisfied.

For purposes of this Section 4.1, the transfer (by assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company (determined on a consolidated basis for the Company and its Restricted Subsidiaries), will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(b)           The provisions of Section 4.1(a)(2) above will not apply to:

(1)           any transfer of the properties or assets of a Restricted Subsidiary to the Company or to a Note Guarantor;

(2)           subject to Section 10.3, any merger of a Restricted Subsidiary into the Company or another Restricted Subsidiary;

(3)           any merger of the Company into a Wholly Owned Subsidiary of the Company created for the purpose of holding the Capital Stock of the Company; or

(4)           a merger between the Company and a newly-created Affiliate incorporated solely for the purpose of reincorporating the Company in another State of the United States or in another province of Canada, so long as, in each case, the Indebtedness of the Company and its Restricted Subsidiaries taken as a whole is not increased thereby.

(c)           Upon any consolidation, combination or merger or any transfer of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries in accordance with this Section 4.1, in which the Company is not the continuing corporation, the Successor Company formed by such consolidation or into which the Company is merged or to which such conveyance or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such Successor Company had been named as such.  For the avoidance of doubt, compliance with this Section 4.1 will not affect the Obligations of the Company (including a Successor Company, if applicable) under Section 3.21, if applicable.

(d)           Notwithstanding anything to the contrary herein, neither the Company nor the Company and its Restricted Subsidiaries taken as a whole may, directly or indirectly, lease all or substantially all of its or their respective properties or assets considered as one enterprise, in one or more related transactions, to any other Person.

ARTICLE V

OPTIONAL REDEMPTION OF NOTES

Section 5.1.  Optional Redemption.  The Company may redeem the Notes, as a whole or from time to time in part, subject to the conditions and at the redemption prices specified in the form of Notes in Exhibit A.

Section 5.2.  Election to Redeem.  The Company shall evidence its election to redeem any Notes pursuant to Section 5.1 by a Board Resolution.

Section 5.3.  Notices to Trustee  If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 5.1, it shall furnish to the Trustee, at least 5 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth: (1) the redemption date, (2) the principal amount of Notes to be redeemed, (3) the CUSIP, ISIN or other similar numbers of such Notes and (4) the redemption price.

Section 5.4.  Notice of Redemption. (a)  The Company shall prepare and mail or cause to be mailed a notice of redemption, in the manner provided for in Section 11.1, not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed.

(b)           All notices of redemption shall state:

(1)           the Redemption Date;

(2)           the redemption price and the amount of any accrued interest payable as provided in Section 5.7;

(3)           whether or not the Company is redeeming all Outstanding Notes;

(4)           if the Company is not redeeming all Outstanding Notes, the aggregate principal amount of Notes that the Company is redeeming and the aggregate principal amount of Notes that will be Outstanding after the partial redemption, as well as the identification of the particular Notes, or portions of the particular Notes, that the Company is redeeming;

(5)           if the Company is redeeming only part of a Note, the notice that relates to that Note shall state that on and after the Redemption Date, upon surrender of that Note, the Holder will receive, without charge, a new Note or Notes of authorized denominations for the principal amount of the Note remaining unredeemed (or appropriate adjustments of the principal amount of a Global Note will be made, as appropriate);

(6)           that on the Redemption Date the redemption price and any accrued interest payable to the Redemption Date as provided in Section 5.7 will become due and payable in respect of each Note, or the portion of each Note, to be redeemed, and, unless the Company defaults in making the redemption payment, that interest on each Note, or the portion of each Note, to be redeemed, will cease to accrue on and after the Redemption Date;

(7)           the place or places where a Holder must surrender Notes for payment of the redemption price and any accrued interest payable on the Redemption Date; and

(8)           the CUSIP, ISIN or other similar number, if any, listed in the notice or printed on the Notes, and that no representation is made as to the accuracy or correctness of such CUSIP, ISIN or other similar number.

(c)           At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least 5 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 5.4(b).

Section 5.5.  Selection of Notes to Be Redeemed in Part.  (a)  If the Company is not redeeming all Outstanding Notes, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or any other method as the Trustee shall deem fair and appropriate; provided, however, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes, or portions of the Notes, for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of DTC) unless that method is otherwise prohibited.  The Trustee shall make the selection from the Outstanding Notes not previously called for redemption.  The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount of the Notes to be redeemed.  In the event of a partial redemption by lot, the Trustee shall select the particular Notes to be redeemed not less than 30 nor more than 60 days prior to the relevant Redemption Date from the Outstanding Notes not previously called for redemption.  No Notes of a principal amount of less than $2,000 shall be redeemed in part.  The Trustee may select for redemption portions (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of the principal amount of Notes that have denominations larger than $2,000; provided that the principal amount of the unredeemed portion of Notes is at least $2,000.

(b)           For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of that Note which has been or is to be redeemed.

Section 5.6.  Deposit of Redemption Price.  On or prior to 10:00 a.m., New York City time, on the relevant Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company, a Note Guarantor or an Affiliate of the Company is acting as the Paying Agent, segregate and hold in trust as provided in Section 2.4) an amount of money in immediately available funds sufficient to pay the redemption price of, and accrued interest on, all the Notes that the Company is redeeming on that date.

Section 5.7.  Notes Payable on Redemption Date.  If the Company, or the Trustee on behalf of the Company, gives notice of redemption in accordance with this Article V, the Notes, or the portions of Notes, called for redemption, shall, on the Redemption Date, become due and payable at the redemption price specified in the notice (together with accrued interest, if any, to the Redemption Date), and from and after the Redemption Date (unless the Company shall default in the payment of the redemption price and accrued interest) the Notes or the portions of Notes shall cease to bear interest.  Upon surrender of any Note for redemption in accordance with the notice, the Company shall pay the Notes at the redemption price, together with accrued and unpaid interest, if any, to the Redemption Date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).  If the Company shall fail to pay any Note called for redemption upon its surrender for redemption, the principal shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

Section 5.8.  Unredeemed Portions of Partially Redeemed Note.  Upon surrender of a Note that is to be redeemed in part, the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of the Note, at the expense of the Company, a new Note or Notes, of any authorized denomination as requested by the Holder, in an aggregate principal amount equal to, and in exchange for, the unredeemed portion of the principal of the Note surrendered, provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.1.  Events of Default.  (a)  Each of the following is an “Event of Default”:

(1)           default in the payment when due of the principal of or premium, if any, on any Notes, including the failure to make a required payment to purchase Notes tendered pursuant to an optional redemption, Change of Control Offer or an Asset Sale Offer;

(2)           default for 30 days or more in the payment when due of interest or Additional Amounts on any Notes (including Additional Interest payable under any Registration Rights Agreement);

(3)           failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Section 3.16 for 120 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding voting as a single class;

(4)           the failure to perform or comply with Section 4.1(a)(1);

(5)           the failure by the Company or any Restricted Subsidiary to comply with any other covenant or agreement contained in this Indenture or in the Notes for 60 days or more after written notice to the Company from the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(6)           default by the Company or any Restricted Subsidiary under any Indebtedness which:

 (A)          is caused by a failure to pay principal of or premium (including Additional Amounts), if any, or interest (including Additional Interest, if any) on such Indebtedness prior to the expiration of any applicable grace period provided in such Indebtedness on the date of such default; or

 (B)          results in the acceleration of such Indebtedness prior to its stated maturity;

and the principal or accreted amount of Indebtedness covered by clause (A) or (B) above at the relevant time, aggregates $15.0 million or more.

(7)           failure by the Company or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) to pay one or more final judgments against any of them which are not covered by adequate insurance by a solvent insurer of national or international reputation which has acknowledged its obligations in writing, aggregating $15.0 million or more, which judgment(s) are not paid, discharged or stayed for a period of 60 days or more;

(8)           a Bankruptcy Event of Default; or

(9)           except as permitted by this Indenture, any Note Guarantee is held to be unenforceable or invalid in a judicial proceeding or ceases for any reason to be in full force and effect or any Note Guarantor, or any Person acting on behalf of any Note Guarantor, denies or disaffirms such Note Guarantor’s Obligations under its Note Guarantee.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

(b)             The Company shall deliver to the Trustee written notice of any event which would constitute a Default or an Event of Default, its status and what action the Company is taking or proposes to take in respect thereof, within five Business Days after the Company becomes aware of the occurrence of such event.  If a Default or Event of Default occurs, is continuing and is actually known to the Trustee, the Trustee shall mail to each Holder of Notes notice of the Default or Event of Default within 90 days after the occurrence thereof.  Except in the case of a Default or Event of Default in the payment of principal of, premium (including Additional Amounts), if any, or interest (including Additional Interest, if any) on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the Holders of Notes.

Section 6.2.  Acceleration.

(a)           If an Event of Default (other than an Event of Default specified in clause (8) of Section 6.1(a) with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of Outstanding Notes may declare the unpaid principal of, premium (including Additional Amounts), if any, and accrued and unpaid interest (including Additional Interest, if any) on all the Notes to be immediately due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a “notice of acceleration” (an “Acceleration Declaration”).  If an Event of Default specified in clause (8) of Section 6.1(a) occurs with respect to the Company, then the unpaid principal of, premium (including Additional Amounts), if any, and accrued and unpaid interest (including Additional Interest, if any) on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(b)           At any time after an Acceleration Declaration as set forth in Section 6.2(a), the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1)           if the rescission would not conflict with any judgment or decree;

(2)           if all existing Events of Default have been cured or waived, except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)           to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4)           if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances.

No rescission will affect any subsequent Default or impair any rights relating thereto.

Section 6.3.  Other Remedies.  (a)  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium (including Additional Amounts), if any, and interest (including Additional Interest, if any) on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b)           The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All available remedies are cumulative to the extent permitted by law.

Section 6.4.  Waiver of Past Defaults.  The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under this Indenture, and its consequences, except a default in the payment of the principal of, premium (including Additional Amounts), if any, or interest (including Additional Interest, if any) on any Notes.

Section 6.5.  Control by Majority.  The Holders of a majority in principal amount of the Outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  Subject to Sections 7.1 and 7.2, however, the Trustee may refuse to follow any direction that conflicts with law or this Indenture; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

Section 6.6.  Limitation on Suits.  No Holder of any Notes will have any right to institute any proceeding with respect to this Indenture or for any remedy thereunder, unless:

(1)           such Holder gives to the Trustee written notice of a continuing Event of Default;

(2)           Holders of at least 25% in principal amount of the then Outstanding Notes make a written request to pursue the remedy;

(3)           such Holders of the Notes provide to the Trustee indemnity satisfactory to it;

(4)           the Trustee does not comply within 60 days after the receipt of the request and offer of indemnity; and

(5)           during such 60-day period provided in clause (4) above, the Holders of a majority in principal amount of then Outstanding Notes do not give the Trustee a written direction which is inconsistent with the request.

Section 6.7.  Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the right of any Holder to receive payment of principal of, premium (including Additional Amounts), if any, or interest (including Additional Interest, if any) on the Notes held by such Holder, on or after the respective due dates, Redemption Dates or repurchase date expressed in this Indenture or the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.8.  Collection Suit by Trustee.  If an Event of Default specified in clause (1) or (2) of Section 6.1(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company and each Note Guarantor for the whole amount then due and owing (together with applicable interest on any overdue principal and, to the extent lawful, interest on overdue interest) and the amounts provided for in Section 7.7.

Section 6.9.  Trustee May File Proofs of Claim, etc.  (a)  The Trustee may:

(1)           file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders under this Indenture and the Notes allowed in any bankruptcy, insolvency, liquidation or other judicial proceedings relative to the Company, any Note Guarantor or any Subsidiary of the Company or their respective creditors or properties; and

(2)           collect and receive any monies or other property payable or deliverable in respect of any such claims and distribute them in accordance with this Indenture.

Any receiver, trustee, liquidator, sequestrator (or other similar official) in any such proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, taxes, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due to the Trustee pursuant to Section 7.7.

(b)           Nothing in this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, examinership, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10.  Priorities.  If the Trustee collects any money or property pursuant to this Article VI or, after an Event of Default, distributable in respect of the Company’s Obligations under the Notes and this Indenture, it shall pay out the money or property in the following order:

FIRST:  to the Trustee for amounts due under Section 7.7;

SECOND:  to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD:  to the Company or, to the extent the Trustee collects any amount pursuant to Article X hereof from any Note Guarantor, to such Note Guarantor, or to such party as a court of competent jurisdiction shall direct.

The Trustee may, upon written notice to the Company, fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11.  Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in principal amount of Outstanding Notes.

ARTICLE VII

TRUSTEE

Section 7.1.  Duties of Trustee.  (a)  If a Default or an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(b)           Except during the continuance of a Default or an Event of Default:

(1)           the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, in the case of any such certificates or opinions that by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts, statements, opinions or conclusions).

(c)           No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1)           this paragraph (c) does not limit the effect of paragraph (b) or (f) of this Section 7.1;

(2)           the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)           the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with the direction of the Holders of a majority in principal amount of Outstanding Notes, determined as provided herein, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture with respect to the Notes.

(d)           The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(e)           Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f)            No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(g)           Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Article VII and to the provisions of the TIA that is applicable to an indenture that is qualified under the TIA.

(h)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company and such Officer’s name is evidenced on an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized to take specified actions pursuant to this Indenture.

(i)            The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.

(j)            In the absence of bad faith, negligence or willful misconduct on the part of the Trustee, the Trustee shall not be responsible for the application of any money by any Paying Agent other than the Trustee.

(k)           No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to perform any act or acts, receive or obtain any interest in property or exercise any interest in property, or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts, to receive or obtain any such interest in property or to exercise any such right, power, duty or obligation; and no permissive or discretionary power or authority available to the Trustee shall be construed to be a duty.

Section 7.2.  Rights of Trustee.  Subject to the provisions of Section 7.1:

(a)           The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or any document believed by it to be genuine and to have been signed or presented by the proper party or parties.  The Trustee need not investigate any fact or matter stated in the document.

(b)           Whenever in the administration of this Indenture, the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder at the direction of the Company or any Note Guarantor, the Trustee may require an Officers’ Certificate or an Opinion of Counsel.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.

(c)           The Trustee may execute any of the trusts or power hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and the Trustee shall not be responsible for the misconduct or negligence on the part of any attorney or agent appointed with due care by it hereunder.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its discretion or its rights or powers conferred upon it by this Indenture; provided, however, that the Trustee’s conduct does not constitute willful misconduct or gross negligence.

(e)           The Trustee may consult with counsel of its selection, and the advice or opinion of counsel shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in reliance thereon.

(f)            The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(g)           The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless written notice of any event which is in fact such a Default is received by a Trust Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h)           The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(i)            The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(j)            Any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution.

(k)           Anything in this Indenture notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of profit), even if the Trustee has been advised as to the likelihood of such loss or damage and regardless of the form of action.

(l)           The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation, any provision of any future law or regulation or any future act of any governmental authority, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

Section 7.3.  Individual Rights of Trustee.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, the Note Guarantors or any of their Affiliates with the same rights it would have if it were not Trustee.  Any Authenticating Agent, Paying Agent, Registrar or co-Registrar or any other agent of the Company may do the same with like rights.  However, the Trustee must comply with Sections 7.10 and 7.11.

Section 7.4.  Trustee’s Disclaimer.  The Trustee shall not be responsible for and makes no representation as to the validity, sufficiency or adequacy of this Indenture or the Notes.  The Trustee or any Authenticating Agent shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture, including the recitals contained therein, or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication, and the Trustee assumes no responsibility for their correctness.  The Trustee shall have no duty to see to the performance or observance of or to perform or observe any of the covenants and agreements on the part of the Company, any Note Guarantor or any other Person to be performed or observed.

Section 7.5.  Notice of Defaults.  If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall transmit by first-class mail to each Holder, as their names and addresses appear in the Note Register, notice of the Default or Event of Default within 90 days after the occurrence thereof.  Except in the case of a Default or Event of Default in payment of principal of, premium (including Additional Amounts) or interest (including Additional Interest, if any) on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note, if any), the Trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors or Trust Officers of the Trustee in good faith determines that withholding the notice is in the interests of the Holders of Notes and, in the case of a Default under Section 6.1(a)(2) with respect to the Notes, the Trustee is not required to give such notice to Holders until the expiration of the 30-day grace period specified in such Section 6.1(a)(2).

Section 7.6.  Reports by Trustee to Holders.  The Trustee shall comply with TIA § 313.  The Company agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.

Section 7.7.  Compensation and Indemnity.  (a)  The Company and each Note Guarantor shall jointly and severally pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and all services rendered by it hereunder as the Company and the Trustee shall from time to time agree in writing.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and reasonable costs of counsel retained by the Trustee in connection with the delivery of an Opinion of Counsel or otherwise, in addition to the compensation for its services.  Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts.

(b)           The Company and each Note Guarantor shall jointly and severally indemnify each of the Trustee or any predecessor Trustee and their officers, agents, directors and employees for, and hold them harmless against, any and all loss, damages, claims, liability or expenses (including reasonable attorneys’ fees and expenses and taxes (other than taxes based upon, measured by or determined by the income of the Trustee)) incurred by it without gross negligence, willful misconduct or bad faith on its part in connection with the acceptance and administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Indenture (including this Section 7.7) and of defending itself against any claims (whether asserted by any Holder, the Company, any Note Guarantor or otherwise).  The Trustee shall notify the Company and each Note Guarantor promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder.  The Company shall defend the claim and the Trustee may have one separate counsel and the Company shall pay the reasonable fees and expenses of such counsel provided that the Company shall not be required to pay such fees and expenses if it assumes the Trustee’s defense, and, in the reasonable judgment of outside counsel to the Trustee, there is no conflict of interest between the Company and the Trustee in connection with such defense.  The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, gross negligence or bad faith.

(c)           To secure the Company’s payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money and property held or collected by the Trustee other than money and property held in trust to pay principal of, premium (including Additional Amounts), if any, and interest (including Additional Interest, if any) on particular Notes.

(d)           The Company’s payment obligations pursuant to this Section 7.7 shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.  When the Trustee incurs expenses after the occurrence of a Bankruptcy Event of Default, the expenses are intended to constitute expenses of administration under any Bankruptcy Law; provided, however, that this shall not affect the Trustee’s rights as set forth in this Section 7.7 or Section 6.10.

(e)           “Trustee” for purposes of this Section 7.7 shall include any predecessor Trustee; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

Section 7.8.  Replacement of Trustee.  (a)  The Trustee or any successor hereunder may resign at any time by so notifying the Company.  The Holders of a majority in principal amount of the Outstanding Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee reasonably acceptable to the Company.  The Company shall remove the Trustee if:

(1)           the Trustee fails to comply with Section 7.10;

(2)           the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)           a receiver or other public officer takes charge of the Trustee or its property; or

(4)           the Trustee otherwise becomes incapable of acting.

(b)           If the Trustee resigns or is removed by the Company or by the Holders of a majority in principal amount of the Outstanding Notes, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the “retiring Trustee”), the Company shall promptly appoint a successor Trustee.

(c)           A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7; provided all sums owing to the retiring Trustee hereunder have been paid.

(d)           If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Outstanding Notes may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

(e)           If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)            Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Company’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

Section 7.9.  Successor Trustee by Merger.  (a)  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

(b)           In case at the time such successor or successors to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

Section 7.10.  Eligibility; Disqualification.  The Trustee shall at all times satisfy the requirements of TIA § 310(a).  The Trustee shall have a combined capital and surplus of at least $50 million as set forth in its most recent published annual report of condition.  The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

Section 7.11.  Preferential Collection of Claims Against Company.  The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

Section 7.12.  Appointment of Co-Trustees.  At any time or times, for the purpose of meeting the legal requirements of any applicable jurisdiction, each of the Company and the Trustee shall have power to appoint, and, upon the written request of the Trustee or of the Holders of at least 25% in principal amount of the Notes then Outstanding, the Company and each applicable Note Guarantor shall for such purpose join with the Trustee in the execution and delivery of all instruments and agreements necessary or proper to appoint, one or more Persons approved by the Trustee and, if no Event of Default shall have occurred and be continuing, by the Company either to act as co-trustee, jointly with the Trustee, or to act as separate trustee, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons, in the capacity aforesaid, any property, title, right or power deemed necessary or desirable, subject to the other provisions of this Section 7.12.  If the Company or any applicable Note Guarantor does not join in such appointment within fifteen days after the receipt by it of a request so to do, or if an Event of Default shall have occurred and be continuing, the Trustee alone shall have power to make such appointment.

Should any written instrument or instruments from the Company or any Note Guarantor be required by any co-trustee or separate trustee so appointed to more fully confirm to such co-trustee or separate trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Company and/or such Note Guarantor.

Every co-trustee or separate trustee shall, to the extent permitted by law and applicable regulation, but to such extent only, be appointed subject to the following conditions:

(1)           the Notes shall be authenticated and delivered, and all rights, powers, duties and obligations hereunder in respect of the custody of securities, cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised solely, by the Trustee;

(2)           the rights, powers, duties and obligations hereby conferred or imposed upon the Trustee in respect of any property covered by such appointment shall be conferred or imposed upon and exercised or performed either by the Trustee or by the Trustee and such co-trustee or separate trustee jointly, as shall be provided in the instrument appointing such co-trustee or separate trustee, except to the extent that under any law or applicable regulation of any jurisdiction in which any particular act is to be performed the Trustee shall be incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations shall be exercised and performed by such co-trustee or separate trustee, but solely at the direction of the Trustee;

(3)           the Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Company, may accept the resignation of or remove any co-trustee or separate trustee appointed under this Section 7.12, and, if an Event of Default shall have occurred and be continuing, the Trustee shall have power to accept the resignation of, or remove, any such co-trustee or separate trustee without the concurrence of the Company.  The Company and each applicable Note Guarantor shall join with the Trustee in the execution and delivery of all instruments and agreements necessary or proper to effectuate such resignation or removal.  A successor to any co-trustee or separate trustee so resigned or removed may be appointed in the manner provided in this Section 7.12; and

(4)           neither the Trustee nor any co-trustee or separate trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder.

Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article VII.  Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Indenture, specifically including every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection or rights (including the rights to compensation, reimbursement and indemnification hereunder) to, the Trustee.  Every such instrument shall be filed with the Trustee.

Any separate trustee or co-trustee may at any time constitute the Trustee its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law and applicable regulations, to do any lawful act under or in respect of this Indenture on its behalf and in its name.  If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of his, her or its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law and applicable regulations, without appointment of a new or successor trustee.

ARTICLE VIII

DEFEASANCE; DISCHARGE OF INDENTURE

Section 8.1.  Legal Defeasance and Covenant Defeasance.

(a)           The Company may, at its option, at any time, elect to have either Section 8.1(b) or (c) be applied to all Outstanding Notes upon compliance with the conditions set forth in Section 8.2.

(b)           Upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (b), the Company shall, subject to the satisfaction of the conditions set forth in Section 8.2, be deemed to have been discharged from its obligations with respect to all Outstanding Notes on the date all of the conditions set forth in Section 8.2 (including Section 8.2(4)(B)) are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the Outstanding Notes, which shall thereafter be deemed to be Outstanding only for the purposes of Section 8.3 hereof and the other Sections of this Indenture referred to in clause (i) or (ii) of Section 8.1(b), and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions, which shall survive until otherwise terminated or discharged hereunder:

(i)            the rights of Holders of Outstanding Notes to receive solely from the trust fund described in Section 8.3, and as more fully set forth in Section 8.3, payments in respect of the principal of, premium (including Additional Interest), if any, and interest (including Additional Interest, if any) on such Notes when such payments are due,

(ii)           the Company’s obligations with respect to such Notes under Article II and Section 3.2,

(iii)          the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith, and

(iv)          this Article VIII.

Subject to compliance with this Article VIII, the Company may exercise its option under this paragraph (b) notwithstanding the prior exercise of its option under Section 8.1(c).

(c)           Upon the Company’s exercise under Section 8.1(a) of the option applicable to this paragraph (c), the Company shall, subject to the satisfaction of the applicable conditions set forth in Section 8.2, be released from its obligations under the covenants contained in Section 3.4, Section 3.5, Sections 3.8 through 3.22, clauses (2) and (4) of Section 4.1(a), Sections 4.1(b) and (c) and Section 10.7 hereof with respect to the Outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not Outstanding for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be Outstanding for all other purposes hereunder (it being understood that such Notes shall not be deemed Outstanding for accounting purposes).  For this purpose, such Covenant Defeasance means that, with respect to the Outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event or Default under Sections 6.1(a)(3), (4), (5) (solely with respect to the covenants that are released upon a Covenant Defeasance), (6), (7) and (9) hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

Section 8.2.  Conditions to Defeasance.  The Company may exercise its Legal Defeasance option or its Covenant Defeasance option only if:

(1)           the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. Legal Tender, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium (including Additional Amounts), if any, and interest (including Additional Interest, if any) on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2)           in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel from counsel in the United States who is reasonably acceptable to the Trustee and independent of the Company to the effect that, subject to customary assumptions and exclusions:

(A)          the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B)           since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, subject to customary assumptions and exclusions and based thereon such Opinion of Counsel shall state that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)           in the case of Covenant Defeasance, the Company has delivered to the Trustee an Opinion of Counsel from counsel in the United States who is reasonably acceptable to the Trustee to the effect that, subject to customary assumptions and exclusions the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)           in the case of Legal Defeasance or Covenant Defeasance, the Company has delivered to the Trustee:

(A)      an Opinion of Counsel from counsel in Canada who is reasonably acceptable to the Trustee to the effect that, subject to customary assumptions and exclusions based upon Canadian federal or provincial law then in effect, Holders will not recognize income, gain or loss for Canadian federal or provincial tax purposes, including withholding tax except for withholding tax then payable on interest payments due, as a result of Legal Defeasance or Covenant Defeasance, as the case may be, and will be subject to Canadian federal or provincial taxes on the same amounts and in the same manner and at the same time as would have been the case if such Legal Defeasance or Covenant Defeasance, as the case may be, had not occurred; or

(B)       a ruling directed to the Trustee received from the federal or provincial tax authorities of Canada and the relevant province thereof to the same effect as the Opinion of Counsel described in clause (A) above;

(5)           no Default or Event of Default shall have occurred and be continuing on the date of the deposit pursuant to clause (1) of this Section 8.2 (except any Default or Event of Default resulting from the failure to comply with Section 3.8 as a result of the borrowing of the funds required to effect such deposit and the granting of Liens in connection therewith) and the Trustee has received Officers’ Certificates to such effect on the date of such deposit;

(6)           the Trustee has received an Officers’ Certificate stating that such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a Default under this Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(7)           the Company has delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or any Subsidiary of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(8)           the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) from counsel who is reasonably acceptable to the Trustee, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(9)           the Company has delivered to the Trustee an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) from counsel reasonably who is acceptable to the Trustee, to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

Section 8.3.  Application of Trust Money.  The Trustee shall hold in trust all U.S. Legal Tender and U.S. Government Obligations (including in each case proceeds thereon) deposited with it pursuant to this Article VIII.  It shall apply the deposited U.S. Legal Tender or U.S. Government Obligations (including in each case proceeds thereon) through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

Section 8.4.  Repayment to Company.  (a)  The Trustee and the Paying Agent shall promptly turn over to the Company upon request any excess money or securities held by them (including in each case proceeds thereon) upon payment of all the obligations under this Indenture.

(b)           Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal of, premium or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.

Section 8.5.  Indemnity for U.S. Government Obligations.  The Company shall pay and shall indemnify the Trustee against any tax (other than tax on income resulting from the Trustee’s services), fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

Section 8.6.  Reinstatement.  If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Company under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Company has made any payment of principal of, premium (including Additional Amounts), if any, and interest (including Additional Interest, if any) on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the U.S. Legal Tender or U.S. Government Obligations held by the Trustee or Paying Agent.

Section 8.7.  Satisfaction and Discharge.  This Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes and as otherwise expressly provided for in this Indenture) as to all Outstanding Notes when:

(a)           either:

(1)           all the Notes theretofor executed, authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofor been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(2)           all Notes not theretofor delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year, and the Company has irrevocably deposited or caused to be deposited with the Trustee U.S. Legal Tender or U.S. Government Obligations sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the entire indebtedness (including all principal, premium and interest to the date of deposit) on the Notes not theretofor delivered to the Trustee for cancellation, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment of such Notes;

(b)           the Company has paid all other sums payable under this Indenture and the Notes by it; and

(c)           the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

ARTICLE IX

AMENDMENTS

Section 9.1.  Without Consent of Holders.  (a)  The Company, the Note Guarantors and the Trustee may amend or supplement this Indenture, any Note Guarantee or the Notes without notice to or consent of any Holder:

(1)           to cure any ambiguity, omission, defect or inconsistency;

(2)           to comply with Article IV in respect of the assumption by a Successor Company of the obligations of the Company under the Notes and this Indenture;

(3)           to provide for uncertificated Notes in addition to or in place of Certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(4)           to add Note Guarantees with respect to the Notes or to secure the Notes;

(5)           to add to the covenants of the Company or the Note Guarantors for the benefit of the Holders or to surrender any right or power herein conferred upon the Company or the Note Guarantors;

(6)           to comply with any requirements of the Commission in connection with qualifying this Indenture under the TIA, if this Indenture is to be so qualified;

(7)           to make any change that does not adversely affect the rights of any Holder in any material respect;

(8)           to provide for the issuance of the Exchange Notes, which will be treated, together with any other Outstanding Notes, as a single issue of securities;

(9)           to provide for the issuance of Additional Notes as permitted by Sections 2.2(c) and Section 2.14, which will be treated, together with any other Outstanding Notes, as a single issue of securities;

(10)         to conform the text of this Indenture, Note Guarantees or the Notes to any provision of the “Description of Notes” section of the Offering Circular to the extent that such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Note Guarantees or the Notes; or

(11)         to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities laws and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

(b)           After an amendment or supplement under this Section 9.1 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment.  The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.1.

Section 9.2.  With Consent of Holders.  (a)  The Company, the Note Guarantors and the Trustee may amend or supplement this Indenture or the Notes without notice to any Holder but with the written consent of the Holders of at least a majority in principal amount of the then Outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).  Subject to Section 6.4, the Holder or Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance by the Company and the Note Guarantors with any provision of this Indenture or the Notes.  However, without the consent of each Holder affected, an amendment may not:

(1)           reduce the amount of Notes whose Holders must consent to an amendment or waiver;

(2)           reduce the rate of or change or have the effect of changing the time for payment of interest, including Defaulted Interest, if any, and Additional Interest, if any, on any Notes or change in any adverse respect the obligation of the Company and the Note Guarantors to pay Additional Amounts;

(3)           reduce the principal of or change or have the effect of changing the Stated Maturity of any Notes, or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefor as set forth in Article V;

(4)           make any Notes payable in money other than that stated in the Notes;

(5)           make any change in the provisions of this Indenture entitling each Holder to receive payment of principal of, premium, if any, and interest on such Notes on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Outstanding Notes to waive Defaults or Events of Default;

(6)           eliminate or modify in any manner the obligations of a Note Guarantor with respect to its Note Guarantee, which adversely affects Holders in any material respect, except contemplated in this Indenture; or

(7)           make any changes in the provisions of Section 3.22 that adversely affects the rights of any Holder or amend the terms of the Notes in a way that would result in a loss of exemption from Taxes.

(b)           It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, supplement or waiver but it shall be sufficient if such consent approves the substance thereof.

(c)           After an amendment, supplement or waiver under this Section 9.2 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment, supplement or waiver.  The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment, supplement or waiver under this Section 9.2.

Section 9.3.  Compliance with Trust Indenture Act.  Every amendment to this Indenture or the Notes shall comply with the TIA as then in effect.

Section 9.4.  Revocation and Effect of Consents and Waivers.  (a)  A consent to an amendment, supplement or waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note.  However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of such Note if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective.  After an amendment, supplement or waiver becomes effective, it shall bind every Holder, except as otherwise provided in this Article IX.  An amendment, supplement or waiver shall become effective upon receipt by the Trustee of the requisite number of written consents under Section 9.2.

(b)           The Company may, but shall not be obligated to, fix a record date, which need not be the date provided in TIA § 316(c) to the extent it would otherwise be applicable, for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture.  If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 90 days after such record date.

Section 9.5.  Notation on or Exchange of Notes.  If an amendment or supplement changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee.  The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder.  Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note will execute and upon Company Order the Trustee will authenticate and make available for delivery a new Note that reflects the changed terms.  Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment or supplement.

Section 9.6.  Trustee to Sign Amendments and Supplements.  The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  If it does, the Trustee may but need not sign it.  In signing such amendment, supplement or waiver, the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Sections 7.1 and 7.2) shall be fully protected in relying upon an Opinion of Counsel and an Officers’ Certificate stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and that all conditions precedent to the execution of such amendment, supplement or waiver have been complied with.

ARTICLE X

NOTE GUARANTEES

Section 10.1.  Note Guarantees.  (a)  Each Note Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the extent permitted by law, jointly and severally with each other Note Guarantor, to each Holder and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations (such guaranteed Obligations, the “Guaranteed Obligations”).  Each Note Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and agrees to pay, in addition to the amounts stated in Section 10.1(f), any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing or exercising any rights under any Note Guarantee.

(b)           In no event shall the Trustee or the Holders be obligated to take any action, obtain any judgment or file any claim prior to enforcing or exercising any rights under any Note Guarantee.

(c)           The Note Guarantors hereby agree, to the extent permitted by law, that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company or any Note Guarantor, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Note Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company or any Note Guarantor, any right to require a proceeding or to exercise any right or remedy first against the Company or any Note Guarantor, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(d)           Except as provided in Section 10.2, the Obligations of each Note Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason other than payment of the Guaranteed Obligations in full.

(e)           Each Note Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium (including Additional Amounts), if any, or interest (including Additional Interest, if any) on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

(f)           In furtherance of the foregoing and not in limitation of any other right which the Trustee or any Holder has at law or in equity against each Note Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Note Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders an amount equal to the sum of:

(i)            the unpaid amount of such Guaranteed Obligations then due and owing; and

(ii)           accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law);

provided that any delay by the Trustee in giving such written demand shall in no event affect any Note Guarantor’s obligations under its Note Guarantee.

(g)           Each Note Guarantor further agrees that, as between such Note Guarantor, on the one hand, and the Holders, on the other hand:

(i)            the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby; and

(ii)           in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Note Guarantor for the purposes of its Note Guarantee.

Section 10.2.  Limitation on Liability; Termination, Release and Discharge.

(a)           Each Note Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Note Guarantor not constitute fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state, Canadian or provincial law, or law of the jurisdiction of incorporation or formation of such Note Guarantor, to the extent applicable to such Note Guarantor’s Note Guarantee (collectively, the “Applicable Provisions”).  To effectuate the foregoing Applicable Provisions, the Obligations of each Note Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Note Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Note Guarantor in respect of the Obligations of such other Note Guarantor under its Note Guarantee or pursuant to its contribution Obligations under this Indenture, result in the Obligations of such Note Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under any Applicable Provisions.

(b)           A Note Guarantor will be released and relieved of its Obligations under its Note Guarantee in the event that:

(1)           there is a Legal Defeasance or Covenant Defeasance of the Notes as set forth under Section 8.1 or the discharge of the Company’s Obligations in accordance with the terms of this Indenture;

(2)           (A) there is a sale or other disposition of Capital Stock of such Note Guarantor following which such Note Guarantor is no longer a direct or indirect Subsidiary of the Company or (B) in the case of a Note Guarantor whose assets and operations are not material to the Company and its Restricted Subsidiaries taken as a whole, upon or immediately prior to the commencement of liquidation or dissolution proceedings of such Note Guarantor, so long as its assets are to be distributed to the Company and its Restricted Subsidiaries pursuant to such proceedings; or

(3)           such Note Guarantor is designated as an Unrestricted Subsidiary in accordance with Section 3.19;

provided that the transaction is carried out in accordance with all other applicable provisions of this Indenture.

Section 10.3.  Guarantors May Consolidate, etc. on Certain Terms.  Each Note Guarantor will not, and the Company will not cause or permit any Note Guarantor to, consolidate with or merge into, or sell or dispose of all or substantially all of its assets to, any Person (other than the Company) that is not a Note Guarantor unless:

(1)           such Person (if such Person is the surviving entity) assumes all of the Obligations of such Note Guarantor in respect of its Note Guarantee by executing a supplemental indenture and providing the Trustee with an Officers’ Certificate and Opinion of Counsel each stating that such consolidation, merger or transfer complies with this Indenture, and such transaction is otherwise in compliance with this Indenture;

(2)           such Note Guarantee is to be released as provided under Section 10.2(b); or

(3)           such sale or other disposition of substantially all of such Note Guarantor’s assets is made in accordance with the provisions of Section 3.12.

Section 10.4.  Right of Contribution.  Each Note Guarantor that makes a payment or distribution under a Note Guarantee will be entitled to a contribution from each other Note Guarantor in a pro rata amount, based on the net assets of each Note Guarantor determined in accordance with GAAP.  The provisions of this Section 10.4 shall in no respect limit the Obligations and liabilities of each Note Guarantor to the Trustee and the Holders and each Note Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Note Guarantor hereunder.

Section 10.5.  No Subrogation.  Each Note Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Guaranteed Obligations until payment in full in cash or Cash Equivalents of all Obligations.  If any amount shall be paid to any Note Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full in cash or Cash Equivalents, such amount shall be held by such Note Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Note Guarantor, and shall, forthwith upon receipt by such Note Guarantor, be turned over to the Trustee in the exact form received by such Note Guarantor (duly endorsed by such Note Guarantor to the Trustee, if required), to be applied against the Obligations.

Section 10.6  Evidence of Note Guarantee.  To evidence its Note Guarantee set forth in Section 10.1, each Note Guarantor hereby agrees to execute this Indenture with effect as of the date hereof or, in the case of a Person becoming a Subsidiary Note Guarantor pursuant to Section 10.7, to execute a supplemental indenture substantially in the form attached as Exhibit D.

Section 10.7.  Additional Note Guarantees.  The Company will cause any Person (whether a newly created or acquired Person or an existing Restricted Subsidiary that is not already a Note Guarantor) that becomes a Wholly Owned Subsidiary of the Company (including upon a Revocation of the Designation of a Subsidiary as an Unrestricted Subsidiary) (an “Additional Note Guarantor”) to concurrently grant a guarantee (an “Additional Note Guarantee”) of the Guaranteed Obligations under this Indenture and the Notes to the same extent that the Note Guarantors have guaranteed the Guaranteed Obligations under this Indenture and the Notes by executing a supplemental indenture substantially in the form of Exhibit D and providing the Trustee with an Officers’ Certificate and Opinion of Counsel; provided, however, that each Additional Note Guarantor will be automatically and unconditionally released and discharged from its obligations under such Additional Note Guarantee only in accordance with Section 10.2.

ARTICLE XI

MISCELLANEOUS

Section 11.1.  Notices.  (a)  Any notice or communication shall be in writing and delivered in person or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Company or any Note Guarantor:

c/o MDC Partners Inc.
950 Third Avenue, 5th Floor
New York, New York 10022
Attention:        General Counsel
Telephone:      (646) 429-1803
Facsimile:        (212) 937-4365

if to the Trustee:

The Bank of New York Mellon
101 Barclay Street – 8W
New York, NY 10286
Attention:       Corporate Trust Division - Corporate Finance Unit
Facsimile:       (212) 815-5704

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b)           Any notice or communication mailed to a registered Holder shall be mailed to the Holder at the Holder’s address as it appears on the Note Register and shall be sufficiently given if so mailed within the time prescribed.

(c)           Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

(d)           Any notice or communication delivered to the Company under the provisions herein shall constitute notice to the Note Guarantors.

(e)           If a notice or communication is mailed or delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt by the Trustee at its Corporate Trust Office.

(f)           The Trustee shall have the right, but shall not be required, to rely upon and comply with instructions and directions sent by e-mail, facsimile and other similar unsecured electronic methods by persons believed by the Trustee to be authorized to give instructions and directions on behalf of the Company.  The Trustee shall have no duty or obligation to verify or confirm that the person who sent such instructions or directions is, in fact, a person authorized to give instructions or directions on behalf of the Company; and the Trustee shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by the Company as a result of such reliance upon or compliance with such instructions or directions.  The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 11.2.  Communication by Holders with Other Holders.  Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture (including the Note Guarantees) or the Notes.  The Company, the Note Guarantors, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 11.3.  Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:

(1)           an Officers’ Certificate stating that all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2)           an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 11.4.  Statements Required in Certificate or Opinion.  Each certificate or opinion, including an Opinion of Counsel or Officers’ Certificate, with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1)           a statement that the individual making such certificate or opinion has read such covenant or condition;

(2)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)           a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)           a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving an Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.

Section 11.5.  Rules by Trustee, Paying Agent and Registrar.  The Trustee may make reasonable rules for action by, or a meeting of, Holders.  The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 11.6.  Legal Holidays.  A “Legal Holiday” is a day that is not a Business Day.  If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.  If a regular record date is a Legal Holiday, the record date shall not be affected.

Section 11.7.  Governing Law, Etc. (a)  THIS INDENTURE (INCLUDING EACH NOTE GUARANTEE) AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.  THE PARTIES, AND EACH HOLDER BY ITS ACCEPTANCE OF A NOTE, HERETO EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR EACH NOTE GUARANTEE OR ANY TRANSACTION RELATED HERETO OR THERETO TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

(b)           Each of the Company, the Note Guarantors and each Holder by its acceptance of a Note hereby:

(i)          agrees that any suit, action or proceeding against it arising out of or relating to this Indenture (including the Note Guarantees) or the Notes, as the case may be, may be instituted in any federal or state court sitting in Borough of Manhattan, New York City,

(ii)         waives to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum,

(iii)        irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding,

(iv)        agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding may be enforced in the courts of the jurisdiction of which it is subject by a suit upon judgment, and

(v)         agrees that service of process by mail to the addresses specified herein shall constitute personal service of such process on it in any such suit, action or proceeding.

(c)           The Company and the Note Guarantors have appointed Corporation Service Company, 1133 Avenue of the Americas, Suite 3100, New York, New York, 10036, as each of the their authorized agent (the “Authorized Agent”) upon whom all writs, process and summonses may be served in any suit, action or proceeding arising out of or based upon this Indenture or the Notes which may be instituted in any federal or state court in the Borough of Manhattan, New York City.  The Company and the Note Guarantors hereby represent and warrant that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company and the Note Guarantors agree to take any and all action, including the filing of any and all documents, that may be necessary to continue each such appointment in full force and effect as aforesaid so long as the Notes remain outstanding.  The Company and the Note Guarantors agree that the appointment of the Authorized Agent shall be irrevocable so long as any of the Notes remain outstanding or until the irrevocable appointment by the Company and the Note Guarantors of a successor agent in the Borough of Manhattan, New York City as each of their authorized agent for such purpose and the acceptance of such appointment by such successor.  Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Company and the Note Guarantors.

(d)           To the extent that any of the Company and the Note Guarantors has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Company and the Note Guarantors hereby irrevocably waive and agree not to plead or claim such immunity in respect of their obligations under this Indenture or the Notes.

(e)           Nothing in this Section 11.7 shall affect the right of the Trustee or any Holder to serve process in any other manner permitted by law.

Section 11.8.  No Recourse Against Others.  An incorporator, director, officer, employee, stockholder or controlling Person, as such, of the Company or any Note Guarantor will not have any liability for any obligations of the Company or any Note Guarantor under the Notes (including the Note Guarantees) or this Indenture or for any claims based on, in respect of, or by reason of, such obligations or their creation.  By accepting a Note, each Holder waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

Section 11.9.  Successors.  All agreements of the Company and any Note Guarantor in this Indenture and the Notes shall bind their respective successors.  All agreements of the Trustee in this Indenture shall bind its successors.

Section 11.10.  Duplicate and Counterpart Originals.  The parties may sign any number of copies of this Indenture.  One signed copy is enough to prove this Indenture.  This Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement.

Section 11.11.  Severability.  In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.12.  Currency Indemnity.

(a)           U.S. Legal Tender is the sole currency of account and payment for all sums payable by the Company and any Note Guarantor under or in connection with the Notes or this Indenture, including damages.  Any amount received or recovered in currency other than U.S. Legal Tender in respect of the Notes (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company, a Note Guarantor or any Subsidiary of the Company or otherwise) by any Holder of the Notes in respect of any sum expressed to be due to it from the Company or any Note Guarantor will only constitute a discharge of them under the Notes and this Indenture only to the extent of the U.S. Legal Tender amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).  If that U.S. Legal Tender amount is less than the U.S. Legal Tender amount expressed to be due to the recipient under the Notes or this Indenture, the Company and any Note Guarantor will indemnify and hold harmless the recipient against any loss or cost sustained by such recipient in making any such purchase.  For the purposes of this Section 11.12, it will be prima facie evidence of the such loss or cost sustained by a Holder as set forth in this Section 11.12 for such Holder or the Trustee to certify in a manner satisfactory to the Company (indicating the sources of information used) the loss such Holder incurred in making any such purchase.

(b)           The indemnities of the Company and the Note Guarantors contained in this Section 11.12, to the extent permitted by law:  (i) constitute a separate and independent obligation from the other obligations of the Company and the Note Guarantors under this Indenture and the Notes; (ii) shall give rise to a separate and independent cause of action against the Company and the Note Guarantors; (iii) shall apply irrespective of any waiver granted by any Holder or the Trustee from time to time (other than a waiver of the indemnities set forth in this Section 11.12); and (iv) shall continue in full force and effect notwithstanding any other judgment, order, claim or proof of claim for a liquidated amount in respect of any sum due under the Notes or this Indenture or any other judgment or order, or to the Trustee.

Section 11.13.  Table of Contents; Headings.  The table of contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

MDC PARTNERS INC., as Company

By:	/ s / Michael Sabatino
Name: Michael Sabatino Title: Authorized Signatory

ACCENT MARKETING SERVICES, LLC
ASHTON POTTER CANADA INC.
COMPUTER COMPOSITION OF CANADA INC.
CPB ACQUISITION INC.
CRISPIN PORTER & BOGUSKY LLC
DOTGLU LLC
HELLO ACQUISITION INC.
KBP HOLDINGS LLC
KIRSHENBAUM BOND & PARTNERS LLC
MAXXCOM (USA) HOLDINGS INC.
MAXXCOM INC. (ON)
MAXXCOM INC. (US)
MDC ACQUISITION INC.
MDC CORPORATE (US) INC.
MDC/KBP ACQUISITION INC.
TARGETCOM LLC
TC ACQUISITION INC.
YAMAMOTO MOSS MACKENZIE, INC.
ZG ACQUISITION INC.,
each as Note Guarantor

By:	/ s / Michael Sabatino
Name: Michael Sabatino Title: Authorized Signatory

THE BANK OF NEW YORK MELLON, as Trustee

By:	/ s / Carlos R. Luciano
Name: Carlos R. Luciano Title: Vice President

EXHIBIT A

FORM OF NOTE

[Include the following legend for Global Notes and all Notes that are Restricted Notes:

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES.  THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.  A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR THIS NOTE BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE ISSUER AT THE FOLLOWING ADDRESS: MDC PARTNERS INC., 950 THIRD AVENUE, 5TH FLOOR, NEW YORK, NEW YORK, 10022, ATTENTION: GENERAL COUNSEL.]

[Include the following legend for Global Notes only:

THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREINAFTER.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.]

[Include the following legend on all Notes that are Restricted Notes:

THE SALE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE ‘‘SECURITIES ACT’’), AND ACCORDINGLY, THIS NOTE MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES THAT (1) IT WILL NOT WITHIN THE LATER OF (X) ONE YEAR AFTER THE LAST DATE OF ORIGINAL ISSUANCE OF THE NOTES, AND (Y) 90 DAYS AFTER IT CEASES TO BE AN AFFILIATE (WITHIN THE MEANING OF RULE 144 UNDER THE SECURITIES ACT) OF THE ISSUER, OFFER, RESELL, PLEDGE OR OTHERWISE TRANSFER THE NOTE EVIDENCED HEREBY, EXCEPT (A) TO THE ISSUER; (B) UNDER A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT; (C) TO A PERSON THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER AND TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, ALL IN COMPLIANCE WITH RULE 144A; (D) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S; OR (E) UNDER ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT; (2) IT WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS; AND (3) IT WILL, PRIOR TO ANY TRANSFER OF THIS NOTE PURSUANT TO CLAUSE (D) WITHIN THE LATER OF (X) ONE YEAR AFTER THE LAST DATE OF ORIGINAL ISSUANCE OF THE NOTES AND (Y) 90 DAYS AFTER IT CEASES TO BE AN AFFILIATE (WITHIN THE MEANING OF RULE 144 UNDER THE SECURITIES ACT) OF THE ISSUER, FURNISH TO THE TRUSTEE AND THE ISSUER SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THEY MAY REQUIRE PURSUANT TO THE INDENTURE AND MAY RELY UPON TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO SUCH OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.  IN ANY EVENT, NO AFFILIATE OF THE ISSUER MAY PURCHASE OR SELL THESE NOTES PRIOR TO THE DATE THAT IS ONE YEAR AFTER THE LAST DATE OF ORIGINAL ISSUANCE OF THE NOTES. THE RESTRICTIONS SET FORTH IN THIS LEGEND SHALL CEASE TO HAVE EFFECT ONE YEAR AFTER THE LAST DATE OF ORIGINAL ISSUANCE OF THE NOTES, PROVIDED THAT ALL HOLDERS AFTER SUCH DATE SHALL CONTINUE TO BE REQUIRED TO TRANSFER NOTES IN CONFORMITY WITH THE REQUIREMENTS OF APPLICABLE SECURITIES LAWS.]

[Include the following legend on all Regulation S Temporary Global Notes:

THIS GLOBAL NOTE IS A TEMPORARY GLOBAL NOTE FOR PURPOSES OF REGULATION S UNDER THE SECURITIES ACT.  NEITHER THIS TEMPORARY GLOBAL NOTE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD, DELIVERED OR EXCHANGED FOR AN INTEREST IN A PERMANENT GLOBAL NOTE OR OTHER NOTE EXCEPT UPON DELIVERY OF THE CERTIFICATIONS SPECIFIED IN THE INDENTURE.]

FORM OF FACE OF NOTE

11% Senior Notes due 2016

No. [___]	Principal Amount $[______________]

[If the Note is a Global Note include the following two lines:
as revised by the Schedule of Increases and
Decreases in Global Note attached hereto]

CUSIP NO. ____________

ISIN NO. ____________

MDC Partners Inc., a corporation continued under the laws of Canada (together with its successors and assigns, the “Company”) promises to pay to ___________________, or registered assigns, the principal sum of __________________ United States Dollars [If the Note is a Global Note, add the following, as revised by the Schedule of Increases and Decreases in Global Note attached hereto], on November 1, 2016.

Interest Payment Dates:  May 1 and November 1, commencing on May 1, 2010
Record Dates:                  April 15 and October 15

Additional provisions of this Note are set forth on the other side of this Note.

MDC PARTNERS INC.

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

This is one of the Notes referred to in the
within-mentioned Indenture.

THE BANK OF NEW YORK MELLON,
as Trustee

By:		Date:
Authorized Signatory

FORM OF REVERSE SIDE OF NOTE

11% Senior Notes due 2016

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.           Interest

MDC Partners Inc., a corporation continued under the laws of Canada (together with its successors and assigns, the “Company”) promises to pay interest on the principal amount of this Note at the rate per annum shown above.

The Company will pay interest semiannually in arrears on each Interest Payment Date of each year commencing May 1, 2010; provided that if any such Interest Payment Date is not a Business Day, then such payment shall be made on the next succeeding Business Day.  Interest on the Notes will accrue from, and including, the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from, and including, October 23, 2009; provided that if there is no existing Default or Event of Default on the payment of interest, and if this Note is authenticated between a Record Date referred to on the face hereof and the next succeeding Interest Payment Date (but after October 23, 2009), interest shall accrue from, and including, such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from, and including, October 23, 2009.  The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (“Defaulted Interest”), without regard to any applicable grace period, at the then applicable rate on the Notes.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

All payments made by the Company in respect of the Notes will be made free and clear of and without deduction or withholding for or on account of any Taxes imposed or levied by or on behalf of any Taxing Authority, unless such withholding or deduction is required by law or by the interpretation or administration thereof.  In that event, the Company will pay to each Holder of the Notes Additional Amounts as provided in the Indenture subject to the limitations set forth in the Indenture.

2.           Method of Payment

By at least 10:00 a.m., New York City time, on the date on which any principal of or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal and/or interest.  The Company will pay interest (except Defaulted Interest) on the applicable Interest Payment Date to the Persons who are registered Holders of Notes at the close of business on the Record Date preceding the Interest Payment Date even if Notes are canceled, repurchased or redeemed after the Record Date and on or before the relevant Interest Payment Date, except as provided in Section 2.13 with respect to Defaulted Interest.  Holders must surrender Notes to a Paying Agent to collect principal payments.  The Company will pay principal and interest in U.S. Legal Tender.

Payments in respect of Notes represented by a Global Note (including principal and interest) will be made by the transfer of immediately available funds to the accounts specified by the DTC. The Company will make all payments in respect of a Certificated Note (including principal and interest) by mailing a check to the registered address of each registered Holder thereof as set forth in the Note Register; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.     Paying Agent and Registrar

Initially, The Bank of New York Mellon, the Trustee under the Indenture, will act as Trustee, Paying Agent and Registrar.  The Company may appoint and change any Paying Agent, Registrar or co-Registrar without notice to any Holder.  The Company, any Note Guarantor or any of their Affiliates may act as Paying Agent, Registrar or co-Registrar.

4.     Indenture

The Company issued the Notes under an Indenture, dated as of October 23, 2009 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Company, the Note Guarantors and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.  The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms.  Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as amended or supplemented from time to time.

The Notes are general unsecured obligations of the Company of which $225,000,000 in aggregate principal amount will be initially issued on the Issue Date.  Subject to the conditions set forth in the Indenture and without the consent of the Holders, the Company may issue Additional Notes.  All Notes will be treated as a single class of securities under the Indenture.  The Indenture imposes certain limitations on, among other things, the ability of the Company and its Restricted Subsidiaries to:  Incur Indebtedness, make Restricted Payments, create Liens, make Asset Sales, designate Unrestricted Subsidiaries, enter into transactions with Affiliates, enter into Sale and Leaseback Transactions, or consolidate or merge or transfer or convey all or substantially all of the Company’s and its Restricted Subsidiaries’ assets.

To guarantee the due and punctual payment of the principal of, premium and interest on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, Accent Marketing Services, LLC, Ashton Potter Canada Inc., Computer Composition of Canada Inc., CPB Acquisition Inc., Crispin Porter & Bogusky LLC, Dotglu LLC, Hello Acquisition Inc., KBP Holdings LLC, Kirshenbaum Bond & Partners LLC, Maxxcom (USA) Holdings Inc., Maxxcom Inc. (ON), Maxxcom Inc. (US), MDC Acquisition Inc., MDC Corporate (US) Inc., MDC/KBP Acquisition Inc., TargetCom LLC, TC Acquisition Inc., Yamamoto Moss Mackenzie, Inc. and ZG Acquisition Inc. have unconditionally guaranteed (and each future Wholly Owned Subsidiary will unconditionally guarantee), jointly and severally, such obligations pursuant to the terms of the Indenture.  Each Note Guarantee will be subject to release as provided in the Indenture.

The obligations of each Note Guarantor in respect of its Note Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Note Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Note Guarantor in respect of the obligations of such other Note Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Note Guarantor under its Note Guarantee not constituting a fraudulent conveyance, fraudulent transfer or similar illegal transfer under federal or state law or the law of the jurisdiction of formation or incorporation of such Note Guarantor.

5.     Optional Redemption

(a)     Optional Redemption.  Except as stated below, the Company may not redeem the Notes prior to November 1, 2013.  The Company may redeem the Notes, at its option, in whole at any time or in part from time to time, on and after November 1, 2013, at the following redemption prices, expressed as percentages of the principal amount thereof, if redeemed during the twelve-month period commencing on November 1 of any year set forth below:

Year	Percentage
2013	105.500%
2014	102.750%
2015 and thereafter	100.000%

(b)     Make-Whole Redemption.  At any time prior to November 1, 2013, the Company may, at its option, redeem all or part of the Notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest and any Additional Interest, if any, to the date of redemption.

“Applicable Premium” means, with respect to a Note at any date of redemption, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess, if any, of (A) the present value at such date of redemption of (1) the redemption price of such Note on November 1, 2013 (such redemption price being described under this Section 5) plus (2) all remaining required interest payments due on such Note through November 1, 2013 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then-Outstanding principal amount of such Note.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 1, 2013; provided, however, that if the period from the redemption date to November 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

(c)     Optional Redemption upon Equity Offerings.  At any time, or from time to time, on or prior to November 1, 2012, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem in the aggregate up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 111% of the principal amount thereof; provided that:

(1)     after giving effect to any such redemption at least 65% of the aggregate principal amount of the Notes issued under the Indenture remains outstanding; and

(2)     the Company will make such redemption not more than 90 days after the consummation of such Equity Offering.

(d)     Optional Redemption for Changes in Withholding Taxes.  The Company may at any time, at its option, redeem, in whole but not in part, the outstanding Notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest to the date of redemption if it has become or would become obligated to pay any Additional Amounts (as defined in the Indenture) or any Reimbursement Payments (as defined in the Indenture) in respect of the Notes as a result of:

(1)     any change in or amendment to the laws (or regulations promulgated thereunder, rulings, technical interpretations, interpretation bulletins or information circulars) of any Taxing Authority (as defined in the Indenture); or

(2)     any change in or amendment to any official position regarding the application, administration or interpretation of such laws, regulations, rulings, technical interpretations, interpretation bulletins or information circulars (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or is effective on or after the Issue Date (without regard to whether any Note Guarantor is or has been making any payments under the Notes prior to, at or after the time such change or amendment is announced or effective).

It shall be a condition to the Company’s right to redeem the Notes pursuant to the provisions set forth in the immediately preceding paragraph that, prior to giving any notice of redemption of the Notes, the Company shall have delivered to the Trustee (a) an Officers’ Certificate stating that the Company has determined in its reasonable judgment that the obligation to pay such Additional Amounts or Reimbursement Payments cannot be avoided by the Company taking reasonable measures available to it and (b) an Opinion of Counsel that the circumstances described in the immediately preceding paragraph exist.  No such notice of redemption may be given more than 90 days before or more than 365 days after the Company first becomes liable (or, if later, the earlier of the date on which it first becomes aware of its liability or the date on which it reasonably should have become aware of its liability) to pay any Additional Amounts or Reimbursement Payments as a result of a change or amendment described above.

(e)     Optional Redemption Procedures.  In the case of any partial redemption, selection of the Notes for redemption will be made in accordance with Article V of the Indenture.  On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

6.     Mandatory Repurchase Provisions

(a)     Change Of Control Offer.  Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require that the Company purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof (provided that the unpurchased portion will be in a denomination of at least $2,000)) of the Holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon through the date of purchase; provided that the Company will not be required to purchase Notes upon the occurrence of a Change of Control in the event that it has exercised its right to redeem all of the Notes in accordance with Section 5 hereof or if a third party makes the Change of Control Offer subject to the conditions set forth in the Indenture.  Within 30 days following the date upon which the Change of Control occurred, the Company must make a Change of Control Offer pursuant to a Change of Control Notice.  As more fully described in the Indenture, the Change of Control Notice shall state, among other things, the Change of Control Payment Date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by applicable law.

(b)     Asset Sale Offer.  The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to make Asset Sales.  In the event the proceeds from a permitted Asset Sale exceed certain amounts and are not applied as specified in the Indenture, the Company will be required to make an Asset Sale Offer to purchase to the extent of such remaining proceeds each Holder’s Notes together with holders of certain other Indebtedness at 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the Asset Sale Offer Payment Date, as more fully set forth in the Indenture.

[Insert for Certificated Notes:

(c)     In the event of repurchase of the Note pursuant to a Change of Control Offer or Asset Sale Offer in part only, a new Note or Notes for the unpurchased portion will be issued in the name of the Holder hereof upon cancellation hereof.]

8.     Denominations; Transfer; Exchange

The Notes are in fully registered form without coupons, and only in denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.  A Holder may transfer or exchange Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.  The Registrar shall not be required to register the transfer or exchange of (i) (x) any Note for a period beginning:  (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date and (y) any Note selected for repurchase or redemption, except the unrepurchased or unredeemed portion thereof, if any.

9.     Persons Deemed Owners

[for Certificated Notes, include the following:

Prior to due presentment of this Note for registration or transfer, the Company, the Note Guarantors, the Trustee, and any agent of the Company, the Note Guarantors, the Trustee and any agent of the Company, the Note Guarantors, or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, the Note Guarantors, the Trustee or any such agent shall be affect by notice to the contrary.]

[for Global Notes, include the following:

The registered Holder of this Note may be treated as the owner of it for all purposes.]

10.     Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person.  After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

11.     Discharge Prior to Redemption or Maturity

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company  deposits with the Trustee U.S. Legal Tender or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

12.     Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the then Outstanding Notes and (ii) any default (other than with respect to nonpayment or in respect of a provision that cannot be amended or supplemented without the written consent of each Holder affected) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes.  Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, omission, defect or inconsistency, or to comply with Article IV of the Indenture, or to provide for uncertificated Notes in addition to or in place of Certificated Notes, or to add Note Guarantees with respect to the Notes or to secure the Notes, or to add additional covenants of the Company or the Note Guarantors for the benefit of the Holders or surrender rights and powers conferred on the Company or the Note Guarantors, or to comply with any requirements of the Commission in connection with qualifying the Indenture under the TIA, or to make any change that does not adversely affect the rights of any Holder in any material respect, or to provide for the issuance of Exchange Notes or Additional Notes, or to conform the text of the Indenture, Note Guarantees or the Notes to any provision of the “Description of Notes” section of the Offering Circular to the extent that such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees or the Notes, or to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities laws and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

13.     Defaults and Remedies

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of Outstanding Notes may declare all the Notes to be due and payable immediately.  Certain events of bankruptcy or insolvency are Events of Default, which will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity satisfactory to it.  Subject to certain limitations, Holders of a majority in principal amount of the Outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

14.     Trustee Dealings with the Company and the Note Guarantors

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company, any Note Guarantor or their Affiliates and may otherwise deal with the Company, any Note Guarantor or their Affiliates with the same rights it would have if it were not Trustee.  Any Paying Agent, Registrar or co-Registrar may do the same with like rights.

15.     No Recourse Against Others

An incorporator, director, officer, employee, stockholder or controlling Person, as such, of the Company or any Note Guarantor will not have any liability for any obligations of the Company or any Note Guarantor under the Notes (including the Note Guarantees) or this Indenture or for any claims based on, in respect of, or by reason of, such obligations or their creation.  By accepting a Note, each Holder waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

16.     Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an Authenticating Agent) manually signs the certificate of authentication on the other side of this Note.

17.     Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (= Uniform Gift to Minors Act).

18.     CUSIP or ISIN Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP, ISIN or other similar numbers to be printed on the Notes and has directed the Trustee to use CUSIP, ISIN or other similar numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19.     Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

20.     Currency of Account;  Conversion of Currency.

U.S. Legal Tender is the sole currency of account and payment for all sums payable by the Company and the Note Guarantors under or in connection with the Notes or the Indenture, including damages.  The Company and the Note Guarantors will indemnify the Holders as provided in respect of the conversion of currency relating to the Notes and the Indenture.

21.     Agent for Service;  Submission to Jurisdiction;  Waiver of Immunities.

The Company and the Note Guarantors have agreed that any suit, action or proceeding against the Company brought by any Holder or the Trustee arising out of or based upon the Indenture or the Notes may be instituted in any state or federal court in the Borough of Manhattan, New York City, New York. The Company and the Note Guarantors have irrevocably submitted to the non-exclusive jurisdiction of such courts for such purpose and waived, to the fullest extent permitted by law, trial by jury and any objection they may now or hereafter have to the laying of venue of any such proceeding, and any claim they may now or hereafter have that any proceeding in any such court is brought in an inconvenient forum. The Company and the Note Guarantors have appointed Corporation Service Company as each of their authorized agent upon whom all writs, process and summonses may be served in any suit, action or proceeding arising out of or based upon the Indenture or the Notes which may be instituted in any federal or state court in the Borough of Manhattan, New York City. To the extent that any of the Company and the Note Guarantors has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, each of the Company and the Note Guarantors has irrevocably waived and agreed not to plead or claim such immunity in respect of their obligations under the Indenture or the Notes.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type.  Requests may be made to:

c/o MDC Partners Inc.
950 Third Avenue, 5th Floor
New York, New York 10022
Attention:      General Counsel
Telephone:    (646) 429-1803
Facsimile:      (212) 937-4365

[Include for Certificated Notes only:

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

______________________________________________
(Print or type assignee’s name, address and zip code)

______________________________________________
(Insert assignee’s Social Security or Tax I.D. No.)

and irrevocably appoint _________________________ as agent to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Date:____________________                    Your Signature:_______________________

Signature Guarantee:__________________________________
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.]

[To be attached to Global Notes only:

SCHEDULE A

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

]

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 3.12 or 3.21 of the Indenture, check either box:

☐	☐
Section 3.12	Section 3.21

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.12 or 3.21 of the Indenture, state the principal amount (which must equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) that you want to have purchased by the Company: $_________________

Date: __________	Your Signature ____________________________
(Sign exactly as your name appears on the
other side of the Note)

Signature Guarantee:	_______________________________________
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

EXHIBIT B

FORM OF CERTIFICATE FOR TRANSFER PURSUANT TO REGULATION S

[Date]
The Bank of New York Mellon
101 Barclay Street – 8W
New York, NY 10286
Attention:  Corporate Trust Division - Corporate Finance Unit

Re:	11% Senior Notes due 2016 (the “Notes”) of MDC Partners Inc. (the “Company”)

Ladies and Gentlemen:

Reference is hereby made to the Indenture, dated as of October 23, 2009 (as amended and supplemented from time to time, the “Indenture”), among the Company, the Note Guarantors named therein and The Bank of New York Mellon, as Trustee.  Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

In connection with our proposed sale of $________ aggregate principal amount of the Notes, which represent an interest in a 144A Global Note beneficially owned by the undersigned (“Transferor”), we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the Securities Act of 1933, as amended (the “Securities Act”) and, accordingly, we represent that:

(a)           the offer of the Notes was not made to a person in the United States;

(b)           either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c)           no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable;

(d)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(e)           we are the beneficial owner of the principal amount of Notes being transferred.

In addition, if the sale is made during a Distribution Compliance Period and the provisions of Rule 904(b)(1) or Rule 904(b)(2) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 904(b)(1) or Rule 904(b)(2), as the case may be.

B - 1

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this letter have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:____________________________

_______________________________
Authorized Signature

B - 2

EXHIBIT C

FORM OF CERTIFICATION FOR TRANSFER PURSUANT TO RULE 144

[Date]
The Bank of New York Mellon
101 Barclay Street – 8W
New York, NY 10286
Attention:  Corporate Trust Division - Corporate Finance Unit

Re:	11% Senior Notes due 2016 (the “Notes”) of MDC Partners Inc. (the “Company”)

Ladies and Gentlemen:

Reference is hereby made to the Indenture, dated as of October 23, 2009 (as amended and supplemented from time to time, the “Indenture”), among the Company, the Note Guarantors named therein and The Bank of New York Mellon, as Trustee.  Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

In connection with our proposed sale of $________ aggregate principal amount of the Notes, which represent an interest in a 144A Global Note beneficially owned by the undersigned (“Transferor”), we confirm that such sale has been effected pursuant to and in accordance with Rule 144 under the Securities Act.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferor]

By:____________________________

_______________________________
Authorized Signature

C - 1

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE FOR ADDITIONAL NOTE GUARANTEE

This Supplemental Indenture, dated as of __________ (this “Supplemental Indenture”), among [name of Additional Note Guarantor], a ________________ [corporation] [limited liability company] (the “New Note Guarantor”), MDC Partners Inc., a corporation continued under the laws of Canada (together with its successors and assigns, the “Company”), each other Note Guarantor under the Indenture referred to below, and The Bank of New York Mellon, a New York banking corporation, as Trustee under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Company, the Note Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of October 23, 2009 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 11% Senior Notes due 2016 of the Company (the “Notes”);

WHEREAS, pursuant to Section 10.7 of the Indenture, the Company is required to cause each Wholly Owned Subsidiary created or acquired by the Company to execute and deliver to the Trustee an Additional Note Guarantee; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Company and existing Note Guarantors are authorized to execute and deliver this Supplemental Indenture to supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Note Guarantor, the Company, each other Note Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

ARTICLE I
DEFINITIONS

Section 1.1.  Defined Terms.  Unless otherwise defined in this Supplemental Indenture, terms defined in the Indenture are used herein as therein defined.

ARTICLE II
AGREEMENT TO BE BOUND; GUARANTEE

Section 2.1.  Agreement to be Bound.  The New Note Guarantor hereby becomes a party to the Indenture as a Note Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Note Guarantor under the Indenture.  The New Note Guarantor hereby agrees to be bound by all of the provisions of the Indenture applicable to a Note Guarantor and to perform all of the obligations and agreements of a Note Guarantor under the Indenture.

Section 2.2.  Guarantee.  The New Note Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Note Guarantor, to each Holder of the Notes and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations, all as more fully set forth in Article X of the Indenture.

ARTICLE III
MISCELLANEOUS

Section 3.1.  Notices.   Any notice or communication delivered to the Company under the provisions of the Indenture shall constitute notice to the New Note Guarantor.

 Section 3.2.  Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.3.  Governing Law etc.  This Supplemental Indenture shall be governed by the provisions set forth in Section 11.7 of the Indenture.

Section 3.4.  Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.5.  Ratification of Indenture; Supplemental Indenture Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

Section 3.6.  Duplicate and Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture.  One signed copy is enough to prove this Supplemental Indenture.  This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement.

Section 3.7.  Headings.  The headings of the Articles and Sections in this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered as a part hereof and shall not modify or restrict any of the terms or provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

MDC PARTNERS INC.

By:
Name:
Title:

[NAME OF NEW NOTE GUARANTOR],
as a Note Guarantor

By:
Name:
Title:

ACCENT MARKETING SERVICES, LLC
ASHTON POTTER CANADA INC.
COMPUTER COMPOSITION OF CANADA INC.
CPB ACQUISITION INC.
CRISPIN PORTER & BOGUSKY LLC
DOTGLU LLC
HELLO ACQUISITION INC.
KBP HOLDINGS LLC
KIRSHENBAUM BOND & PARTNERS LLC
MAXXCOM (USA) HOLDINGS INC.
MAXXCOM INC. (ON)
MAXXCOM INC. (US)
MDC ACQUISITION INC.
MDC CORPORATE (US) INC.
MDC/KBP ACQUISITION INC.
TARGETCOM LLC
TC ACQUISITION INC.
YAMAMOTO MOSS MACKENZIE, INC.
ZG ACQUISITION INC.
[Add any additional existing Note Guarantors],
each as a Note Guarantor

By:	_______________________________
Name:
Title: Authorized Signatory

THE BANK OF NEW YORK MELLON,
as Trustee

By:	_______________________________
Name:
Title: